UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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DUNKIN’ BRANDS GROUP, INC.

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130 Royall Street

Canton, Massachusetts 02021

March 28, 2016

Dear Shareholder:

We cordially invite you to attend our 2016 Annual Meeting of Shareholders on Wednesday, May 11, 2016, at 10:00 a.m. (local time), to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169.

Again this year, Dunkin’ Brands has elected to deliver our proxy materials to the majority of our shareholders over the Internet under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders over the Internet. This delivery process allows us to provide shareholders with the information they need, while at the same time conserving natural resources and lowering the cost of delivery. On March 28, 2016, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for our 2016 Annual Meeting of Shareholders and our 2015 Annual Report. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The Notice will serve as an admission ticket for one shareholder to attend the 2016 Annual Meeting of Shareholders. On March 28, 2016, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2016 Annual Meeting of Shareholders. All shareholders must also present a valid form of government-issued picture identification in order to attend.

The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we encourage you to consider the matters presented in the proxy statement and vote as soon as possible.

We hope that you will be able to join us on May 11th.

Sincerely,

Nigel Travis

Chairman and Chief Executive Officer

Dunkin’ Brands Group, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 11, 2016

The 2016 Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) will be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Wednesday, May 11, 2016, at 10:00 a.m. (local time) for the following purposes as further described in the proxy statement accompanying this notice:

•	To elect the three directors specifically named in the proxy statement, each for a term of three years.

•	To approve, on an advisory basis, the compensation paid by the Company to its named executive officers (the “say-on-pay vote”).

•	To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.

•	To conduct any other business properly brought before the meeting.

Shareholders of record at the close of business on March 17, 2016 are entitled to notice of, and entitled to vote at, the Annual Meeting and any adjournments or postponements thereof.

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 17, 2016, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2016 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the 2016 Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 17, 2016. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures.

By Order of the Board of Directors

Rich Emmett Secretary

Canton, Massachusetts

March 28, 2016

Dunkin’ Brands Group, Inc.

ANNUAL MEETING OF SHAREHOLDERS

May  11, 2016

PROXY STATEMENT

The Board of Directors of Dunkin’ Brands Group, Inc., or Dunkin’ Brands, is soliciting your proxy for the 2016 Annual Meeting. Attendance in person or by proxy of a majority of the shares outstanding and entitled to vote at the meeting is required for a quorum for the meeting.

You may vote on the Internet, using the procedures and instructions described on the Notice of Internet Availability of Proxy Materials (the “Notice”) that you received. If you received a paper copy of these proxy materials, included with such copy is a proxy card or a voting instruction card from your bank, broker or other nominee for the Annual Meeting. In addition to voting on the Internet, you may vote by telephone using the toll-free telephone number contained on the Notice, proxy card, or voting instruction card or by mail by completing and returning a proxy card or voting instruction card. Both Internet and telephone voting provide easy-to-follow instructions and have procedures designed to authenticate your identity and permit you to confirm that your voting instructions are accurately reflected.

You may revoke your proxy at any time before it is voted by voting later by telephone or Internet, returning a later-dated proxy card, or delivering a written revocation to the Secretary of Dunkin’ Brands.

Shareholders of record at the close of business on March 17, 2016 are entitled to vote at the meeting. Each of the 91,547,027 shares of common stock outstanding on the record date is entitled to one vote.

This proxy statement, the proxy card and the Annual Report to Shareholders for our fiscal year ended December 26, 2015 (fiscal 2015) are being first mailed or made available to shareholders on or about the date of the notice of meeting. Our address is 130 Royall Street, Canton, Massachusetts 02021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 11, 2016: Our proxy statement is attached. Financial and other information concerning Dunkin’ Brands is contained in our annual report to shareholders for the fiscal year ended December 26, 2015. The proxy statement and our fiscal 2015 annual report to shareholders are available on our website at http://investor.dunkinbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider before voting and you should read the entire proxy statement. For more complete information regarding the Company’s 2015 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 26, 2015.

VOTING AND MEETING INFORMATION

It is very important that you vote in order to play a part in the future of the Company. Please carefully review the proxy materials for the 2016 Annual Meeting of Shareholders, which will be held on Wednesday, May 11, 2016 at 10:00 a.m. (local time) at the Boston Marriott Quincy, 1000 Marriott Park Drive, Quincy, Massachusetts.

Who is Eligible to Vote?

Shareholders of record at the close of business on March 17, 2016 are entitled to vote at the 2016 Annual Meeting. Each of the 91,547,027 shares of common stock outstanding on the record date is entitled to one vote.

How You May Vote

Even if you plan to attend the Annual Meeting in person, please vote using one of the following advance voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions:

INTERNET	PHONE	MAIL

Visit the website listed on your proxy card/voting instruction form to vote via the internet	Call the telephone number on your proxy card/voting instruction form to vote by phone.	Sign, date and return your proxy card/voting instruction form in the enclosed envelope to vote by mail.

Attending the Annual Meeting

To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 17, 2016, or hold a valid proxy for the Annual Meeting from such a shareholder. Please see page 59 of the Proxy Statement for further details.

Roadmap of Voting Matters

Shareholders are being asked to vote on the following matters at the 2016 Annual Meeting of Shareholders:

Board Recommendation
Item 1. Election of Directors (page 13)
The Board believes that each Director nominee has the professional and personal qualifications and experiences to continue to meaningfully contribute to an effective and well-functioning Board.	FOR each Director Nominee
Item 2. Advisory Vote to Approve Executive Compensation (page 54)
The Company has designed its compensation programs to attract and retain industry-leading talent, to link compensation actually paid to achievement of our financial, operational and strategic goals, to reward individual performance and contribution to our success, and to enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon. The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 22 and the Compensation Tables section beginning on page 41. The Board values shareowners’ opinions and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.	FOR
Item 3. Ratification of the Appointment of KPMG LLP as Independent Auditors (page 57)
The Audit Committee has appointed KPMG LLP to serve as independent auditors for the fiscal year ending December 31, 2016. The Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as the Independent Auditors is in the best interests of the Company and its shareowners. As a matter of good corporate governance, shareowners are being asked to ratify the Audit Committee’s selection of the independent auditors.	FOR

GOVERNANCE

The Company believes good governance is integral to achieving long-term shareholder value. We are committed to governance policies and practices that serve the interest of Dunkin’ Brands and our shareholders. The Board of Directors monitors developments in governance at peer companies and in general to assure that it continues to meet its commitment to thoughtful and independent representation of shareholder interests. The following table summarizes certain of our corporate governance best practices and facts about the Board of Directors and the Company:

✓	8 of 9 Directors are Independent	✓	Diverse Board in Terms of Gender, Ethnicity, Experience and Skills
✓	Lead Independent Director	✓	Strong Commitment to Corporate Social Responsibility
✓	Annual Board and Committee Self-Assessment	✓	Policy Providing for Return of Incentive Compensation under Certain Circumstances (“Clawback Policy”)
✓	Directors are Required to Tender Resignation on receiving less than Majority Vote	✓	Stock Ownership Guidelines for Executives and Directors
✓	Directors are Required to Tender Resignation on Job Change	✓	Hedging, Short Sale and Pledging Policies
✓	Independent Directors Meet Without Management Present	✓	Average Director Tenure of 6.2 years
✓	Robust Shareholder Engagement Practices

BOARD OF DIRECTORS

The following table provides summary information about each member of our Board of Directors, including those who are nominated for election at the Annual Meeting. Detailed information about each Director’s background, skillset and areas of experience can be found beginning on page 13.

Name	Age	Director since	Occupation and Experience	Independent	Committee Memberships	Other Current Public Company Boards
Raul Alvarez*+	60	2012	Executive Chairman and Representative Director at Skylark Co., Ltd.; Former President and COO of McDonald’s Corporation	✓	Compensation	• Lowe’s Companies, Inc. • Eli Lilly and Company • Realogy Holdings Corp.
Anthony DiNovi*	53	2006	Co-President of Thomas H. Lee Partners, L.P.	✓	Compensation	• West Corporation
Nigel Travis*	66	2009	Chairman and CEO of Dunkin’ Brands			• Office Depot, Inc.
Sandra Horbach	55	2006	Managing Director at The Carlyle Group	✓	Nominating & Corporate Governance Compensation	• NBTY, Inc. • CVC Brasil Operadora e Agencia de Viagens S.A.
Mark Nunnelly	57	2006	Special Advisor to the Governor and Commissioner of the Department of Revenue, Commonwealth of Massachusetts	✓	Compensation	• Genpact, Inc.
Carl Sparks	48	2013	Former CEO of Travelocity Global	✓	Audit	• Vonage Holdings Corp.
Irene Chang Britt	53	2014	Former President, Pepperidge Farm, a subsidiary of Campbell Soup Company	✓	Audit	• Tailored Brands, Inc. • Solazyme, Inc.
Michael Hines	60	2011	Former Executive Vice President and CFO of Dick’s Sporting Goods, Inc.	✓	Audit Nominating & Corporate Governance	• GNC Holdings, Inc. • The TJX Companies, Inc.
Joseph Uva	60	2011	Senior Advisor to the Chairman, NBCU Telemundo Enterprises	✓	Nominating & Corporate Governance Compensation

*Nominee

+Lead Independent Director

2015 PERFORMANCE HIGHLIGHTS

Company Performance

We believe that our named executive officers were instrumental in helping us drive results in 2015 and in assessing our competitive position and shaping a plan that will best position ourselves for continued growth in 2016 and beyond. For fiscal 2015, we met or exceeded each of our financial performance targets and had a number of significant operational achievements, while also returning more than $725 million to shareholders in the form of share repurchases and an increased quarterly dividend. Financial and operational highlights of our fiscal 2015 performance include the following:

•	Increased revenue: Increased revenue to $810.9 million, an 8.3% increase from 2014;

•	Expanded global presence: Opened 440 net new Dunkin’ Donuts and 55 net new Baskin-Robbins locations globally, bringing Dunkin’ Brands to 19,357 total points of distribution as of year-end 2015;

•	Successful Launch of K-Cup pods into channel: Launched Dunkin’ Donuts K-Cup pods into thousands of retail and online outlets nationwide; from the program’s launch in May 2015 through the end of the year, more than 150 million pods were sold into the grocery channel.

•	Leveraged technology to drive results: Grew the DD Perks Loyalty Program to 4.3 million members and app downloads to more than 16 million; successful testing of mobile ordering and delivery for Dunkin’ Donuts U.S.;

•	Grew worldwide sales: Grew global system-wide sales by 4.1% over fiscal 2014;

•	Drove positive comparable store sales in Dunkin’ Donuts U.S. and Baskin-Robbins U.S.: Increased Dunkin’ Donuts U.S. comparable store sales by 1.4% and Baskin-Robbins U.S. comparable store sales by 6.1%;

•	Increased adjusted earnings per share: Increased diluted adjusted earnings per share by 10.9% to $1.93 versus $1.74 for 2014;

•	Successful Debt Refinancing: Completed a successful refinancing of our long-term debt at an attractive fixed rate.

While driving successful 2015 results, our named executive officers also kept a focus on the long term. While we ended the year within our guidance range, we were not satisfied with the Dunkin’ Donuts U.S. comparable store sales performance particularly in the second half of 2015. To address our disappointing comparable store sales growth and with the goal of getting back to positive transaction growth, management designed and began executing against a new 5-part strategic growth plan, with the support of the franchisees. The plan is focused on (i) further building our coffee culture by more aggressively pursuing coffee innovation, (ii) improving our innovation process in enhancing core product quality and accelerating our ability to take new products to market, (iii) implementing targeted value and smart pricing, (iv) leading in the use of digital technology, including growing our best-in-class loyalty program, mobile ordering and delivery, and (v) continuing to improve our restaurant experience. This plan is designed for the long-term, to drive comparable store sales and traffic for Dunkin’ Donuts U.S. and to protect and grow the long-term health and relevancy of the brand.

HOW PAY IS TIED TO COMPANY PERFORMANCE

Under our executive compensation program, a significant portion of the CEO’s and other Named Executive Officers’ annual total direct compensation is variable based on our operating performance and/or our stock price, as shown below:

In 2015 approximately 81% of our CEO’s compensation and an average of approximately 76% of the compensation of our other NEO’s was tied directly to the Company’s operating performance and/or the Company’s stock price.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board structure and committee composition

Our Board of Directors has established an audit committee, a compensation committee and a nominating & corporate governance committee with the composition and responsibilities described below. Each committee operates under a written charter approved by our Board of Directors. The members of each committee are appointed by the Board and serve until their successors are elected and qualified, unless they are earlier removed or resign. In addition, from time to time, special committees may be established under the direction of the Board when necessary to address specific issues. While each committee has designated responsibilities, the committees act on behalf of the entire Board. The committees regularly report on their activities to the entire Board.

Our Board of Directors held 5 meetings in fiscal 2015. During fiscal 2015, each director attended at least 75% of the Board meetings and the total meetings held by all of the committees on which he or she served during the periods that he or she served.

During fiscal 2015, the Board had three standing committees: Audit, Compensation and Nominating & Corporate Governance. The table below provides information about the membership of these committees during fiscal 2015:

Name	Audit		Compensation		Nominating & Corporate Governance
Raul Alvarez			X	*
Irene Chang Britt	X
Anthony DiNovi			X
Michael Hines	X	*			X
Sandra Horbach			X		X
Mark Nunnelly			X
Carl Sparks	X
Nigel Travis
Joseph Uva			X		X	*

Number of meetings during fiscal 2015	8		6		3

*	Chair

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The audit committee’s primary duties and responsibilities are to:

•	Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of our independent accountants;

•	Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential and anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our Board of Directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The audit committee consists of Ms. Chang Britt, Mr. Hines and Mr. Sparks. The Board has determined that each member of the audit committee is an independent director pursuant to the requirements of the Sarbanes-Oxley Act of 2002, NASDAQ and all other applicable laws and regulations and that Mr. Hines is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Mr. Hines serves as chair of the audit committee. Our Board of Directors has adopted a written charter under which the audit committee operates. A copy of the charter is available on our website.

Compensation Committee

The purpose of the compensation committee is to assist the Board of Directors in fulfilling responsibilities relating to oversight of the compensation of our directors, executive officers and other employees and the Company’s benefit and equity-based compensation programs. The compensation committee reviews and recommends to our Board of Directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. Under the committee charter, the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel, or other adviser only after conducting an independence assessment of such advisor as required under NASDAQ rules. The compensation committee consists of Mr. Alvarez, Mr. DiNovi, Ms. Horbach, Mr. Nunnelly and Mr. Uva. Mr. Alvarez serves as chair of the compensation committee. The Board has determined that each member of the compensation committee is an independent director as defined under SEC and NASDAQ rules. The compensation committee met six times in fiscal 2015. Our Board of Directors has adopted a written charter under which the compensation committee operates. A copy of the charter is available on our website.

Nominating & Corporate Governance Committee

The purpose of the nominating & corporate governance committee is to identify individuals qualified to become members of the Board of Directors, to recommend director nominees for each annual meeting of shareholders, to recommend nominees for election to fill any vacancies on the Board of Directors, and to address related matters. The nominating & corporate governance committee reviews and recommends to the Board of Directors any required changes to the corporate governance principles applicable to the Company and is responsible for leading the annual review of the Board’s performance. The nominating & corporate governance committee consists of Ms. Horbach, Mr. Hines, and Mr. Uva. Mr. Uva serves as chair of the nominating & corporate governance committee. The Board has determined that each member of the nominating & corporate governance committee is an independent director as defined under NASDAQ rules. The nominating & corporate governance committee met three times in fiscal 2015. Our Board of Directors has adopted a written charter under which the nominating & corporate governance committee operates. A copy of the charter is available on our website.

Our Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to Dunkin’ Brands. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to Dunkin’ Brands. The Board believes that evaluating the executive team’s management of the various risks confronting Dunkin’ Brands is one of its most important areas of oversight.

In accordance with this responsibility, the Board administers its risk oversight role directly and through its committee structure and the committees’ regular reports to the Board at Board meetings. The Board reviews strategic, financial and execution risks and exposures associated with the annual plan and multi-year plans, major litigation and other matters that may present material risks to the Company’s operations, plans, prospects or the Company’s or either of our brands’ reputation, acquisitions and divestitures and senior management succession planning. The Audit Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure, internal controls over financial reporting, ethics and compliance programs, regulatory compliance, compliance with orders and data security. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements.

Compensation of Directors

Non-Employee Director Compensation Program

Under our director compensation program, each member of our Board of Directors who is not an employee of the Company is eligible to receive compensation for his or her service as a director. In fiscal 2015, the Compensation Committee requested that its independent compensation consultant, Pearl Meyer, undertake a competitive analysis of our director compensation program and review the compensation provided to our non-employee directors against compensation paid by companies in the Company’s peer group, as further described in the “Executive Compensation” section of this proxy statement. After reviewing this analysis and noting that the Company’s compensation program for non-employee directors was below market as compared to the peer group, the Compensation Committee recommended and the Board approved an increase in the total compensation to be paid to non-employee directors, effective May 2015. Under the revised program, the annual board retainer, inclusive of meeting fees, remained unchanged at $70,000. The Lead Director’s additional annual retainer was increased to $25,000 from $20,000, while the cash retainers for all committee chairs remain unchanged after the review. The chair of the Audit Committee receives an additional annual retainer of $15,000, the chair of the Compensation Committee receives an additional annual retainer of $12,500 and the chair of the Nominating and Corporate Governance Committee receives an additional annual retainer of $7,500. In addition to cash retainers, non-employee directors receive an annual grant of restricted stock units. After considering the analysis of Pearl Meyer, the Compensation Committee recommended and the Board approved an increase in the grant date fair market value of the annual grant of restricted stock units from approximately $85,000 in 2014 to approximately $110,000 in 2015. These restricted stock units become fully vested on the first anniversary of the date of grant, subject to the director’s continued service through the vesting date. With the revisions to the program, the total compensation of our non-employee directors approximates the median total compensation paid to non-employee directors in our peer group, based on the Pearl Meyer analysis.

We maintain two non-qualified deferred compensation plans: the Dunkin’ Brands Non-Qualified Deferred Compensation Plan (the “NQDC Plan I”) and the Dunkin’ Brands, Inc. Non-Qualified Deferred Compensation Plan II (the “NQDC Plan II”), which we refer to collectively as the “Deferred Compensation Plan”. The NQDC Plan II replaced the NQDC Plan I effective as of January 1, 2015 with respect to deferrals made after that date. Under the Deferred Compensation Plan, a non-employee director may elect to defer all or part of the cash we would otherwise pay him or her and/or the shares of our common stock he or she would otherwise receive upon settlement of his or her restricted stock units. Amounts deferred by a non-employee director under the Deferred Compensation Plan are credited to a deferred stock unit account, which is credited with dividend equivalents upon the payment of any dividends by us to our shareholders. All amounts deferred under the Deferred Compensation Plan are only distributable upon the termination of the non-employee director’s board service. During fiscal 2015, Messrs. Alvarez, DiNovi, Nunnelly and Sparks and Mss. Chang Britt and Horbach elected to defer cash and/or restricted stock unit awards under the Deferred Compensation Plan.

Director Compensation for 2015

The following table sets forth information concerning the compensation earned by our directors during our 2015 fiscal year. Directors who are employees of the Company do not receive any fees for their service as directors. Mr. Travis’s compensation is included with that of our other named executive officers below in “Executive Compensation.”

Name	Fees Earned Or Paid In Cash (1)	Stock Awards (2)	Total
Raul Alvarez (3)	$105,673	$107,691	$213,364
Irene Chang Britt	$70,000	$107,691	$177,691
Anthony DiNovi	$70,000	$107,691	$177,691
Michael Hines (4)	$85,000	$107,691	$192,691
Sandra Horbach	$70,000	$107,691	$177,691
Mark Nunnelly	$70,000	$107,691	$177,691
Carl Sparks	$70,000	$107,691	$177,691
Joseph Uva (5)	$77,500	$107,691	$185,191

(1)	All cash retainer payments are made quarterly in arrears. Amounts shown in this table are not reduced to reflect the director’s election, if any, to defer receipt of his or her cash retainer payments under the Deferred Compensation Plan.
(2)	Reflects the grant date fair value of restricted stock units granted to non-employee directors as determined under FASB ASC Topic 718, disregarding the effect of estimated forfeitures. The grant date fair value of each award received was calculated by multiplying the number of restricted stock units granted to the director by the accounting value of each restricted stock unit in accordance with FASB ASC Topic 718. This value is marginally lower than the share price on the date of grant and reflects a discount related to the fact that the units do not earn dividends until they vest. These grants represent the value of the annual equity award we granted to our non-employee directors in accordance with our non-employee director compensation program described above, and reflect rounding up in the number of restricted stock units granted to avoid the grant of fractional units. As of December 26, 2015, each of our non-employee directors held 2,128 restricted stock unit awards that will vest on May 11, 2016, subject to continued service on the Board. None of our non-employee directors held any other stock awards or held any stock options as of December 26, 2015.
(3)	Includes annual cash retainer payments of $70,000 for board service, $12,500 as compensation for Mr. Alvarez’s role as Compensation Committee Chair and $23,173 as compensation for his role as Lead Director. Mr. Alvarez’s compensation as Lead Director reflects the pro rata 2015 increase from $20,000 per year to $25,000 per year described above.
(4)	Includes annual cash retainer payments of $70,000 for Board service and $15,000 as compensation for Mr. Hines’ role as Audit Committee Chair.
(5)	Includes annual cash retainer payments of $70,000 for Board service and $7,500 as compensation for Mr. Uva’s role as Nominating and Corporate Governance Committee Chair.

Director Ownership Guidelines

Under our director ownership guidelines, each non-employee director is expected to own shares of our common stock in an amount equal to five times the director’s annual cash retainer. Each director is expected to reach this ownership level within five years of first becoming a director or first being designated as an independent director. “Ownership” for this purpose includes shares owned directly as well as share equivalents, including shares credited to a non-employee director’s stock unit account under the Deferred Compensation Plan. As of the end of our fiscal year, Messrs. Alvarez, DiNovi, Hines and Uva, and Ms. Horbach had met the director ownership guideline.

PROPOSAL 1

ELECTION OF DIRECTORS

Dunkin’ Brands has a classified Board of Directors currently consisting of three Directors with terms expiring in 2016 (Class II), three Directors with terms expiring in 2017 (Class III) and three Directors with terms expiring in 2018 (Class I). At each Annual Meeting of Shareholders, Directors in one class are elected for a full term of three years to succeed those Directors whose terms are expiring. This year, the three Class II Director nominees will stand for election to a three-year term expiring at the 2019 Annual Meeting. The persons named in the enclosed proxy will vote to elect Raul Alvarez, Anthony DiNovi and Nigel Travis as Directors unless the proxy is marked otherwise. Each of the nominees has indicated his willingness to serve, if elected. However, if a nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board. Management has no reason to believe that any of the above-mentioned persons will not serve his or her term as a Director.

We seek nominees with established strong professional reputations, sophistication and experience in the retail and consumer industries. We also seek nominees with experience in substantive areas that are important to our business such as international operations; marketing and brand management; sales, buying and distribution; accounting, finance and capital structure; strategic planning and leadership of complex organizations; technology and social and digital media; human resources and development practices; and strategy and innovation. Our nominees hold or have held senior executive positions in large, complex organizations or in businesses related to important substantive areas, and in these positions have also gained experience in core management skills and substantive areas relevant to our business. Our nominees also have experience serving on boards of directors and board committees of other public companies, and each of our nominees has an understanding of corporate governance practices and trends.

In addition, all of our nominees have prior service on our Board, which has provided them with significant exposure to both our business and the industry in which we compete. We believe that all our nominees possess the professional and personal qualifications necessary for board service, and we have highlighted particularly noteworthy attributes for each director in the individual biographies below.

Nominees for Election for Terms Expiring in 2019 (Class II Directors)

The individuals listed below have been nominated and are standing for election at this year’s Annual Meeting. If elected, they will hold office until our 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Each of these nominees was previously elected to the board by shareholders.

Your Board of Directors recommends that you vote FOR the election of each of the nominees as director.

Directors with Terms Expiring in 2016 (Class II Directors)

Raul Alvarez, 60

Director since 2012

Mr. Alvarez is currently Executive Chairman and Representative Director at Skylark Co., Ltd., a Japanese-based operator of restaurant chains. Mr. Alvarez is a director at Lowe’s Companies, Inc., Eli

Lilly and Company and Realogy Holdings Corp. and served as a director of McDonald’s Corporation and KeyCorp until 2009. Mr. Alvarez served as President and Chief Operating Officer of McDonald’s Corporation from August 2006 until December 2009. Previously, he served as President of McDonald’s North America from January 2005 to August 2006 and as President of McDonald’s USA from July 2004 to January 2005. Mr. Alvarez brings significant experience in the quick service restaurant industry as well as executive leadership experience to the Board.

Anthony DiNovi, 53

Director since 2006

Mr. DiNovi is Co-President of Thomas H. Lee Partners, L.P. Mr. DiNovi joined THL in 1988. Mr. DiNovi is currently a director of West Corporation. Mr. DiNovi was selected as a director because of his experience addressing financial, strategic and operating issues as a senior executive of a financial services firm and as a director of several companies in various industries.

Nigel Travis, 66

Director since 2009

Mr. Travis has served as Chief Executive Officer of Dunkin’ Brands since January 2009 and assumed the additional role of Chairman of the Board in May 2013. From 2005 through 2008, Mr. Travis served as President and Chief Executive Officer, and on the board of directors of Papa John’s International, Inc., a publicly-traded international pizza chain. Prior to Papa John’s, Mr. Travis was with Blockbuster, Inc. from 1994 to 2004, where he served in increasing roles of responsibility, including President and Chief Operating Officer. Mr. Travis previously held numerous senior positions at Burger King Corporation. Mr. Travis currently serves as the Lead Director of Office Depot, Inc. and formerly served on the boards of Lorillard, Inc. and Bombay Company, Inc. As our Chief Executive Officer, Mr. Travis brings to the board a deep understanding of the Company, as well as domestic and international experience with franchised businesses in the quick service restaurant and retail industries.

Directors with Terms Expiring in 2017 (Class III Directors)

Michael Hines, 60

Director since 2011

Mr. Hines served as Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to 2007. From 1990 to 1995, he held management positions with Staples, Inc., an office products retailer, most recently as Vice President, Finance. Mr. Hines spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche LLP. Mr. Hines is also a director of GNC Holdings, Inc. and of The TJX Companies, Inc. Mr. Hines’ experience as a financial executive and certified public accountant provides him with expertise in the retail industry, including accounting, controls, financial reporting, tax, finance, risk management and financial management.

Joseph Uva, 60

Director since 2011

Mr. Uva is Senior Advisor to the Chairman of NBCU Telemundo Enterprises. From April 2013 through September 2015, Mr. Uva was Chairman of Hispanic Enterprises and Content for NBC Universal. Mr. Uva previously worked as an independent consultant in the media and communications industry from 2011 to 2013, and prior to that, he served as President and Chief Executive Officer of Univision Communications, Inc., a Spanish language media company, from April 2007 through March 2011. From 2002 to 2007, Mr. Uva was President and Chief Executive Officer of OMD Worldwide Group, a subsidiary of Omnicom Media Group Holdings, Inc., a media communications firm. Mr. Uva served as a director of Univision Communications, Inc. from 2007 until March 2011 and as a director of TiVo Inc. from 2004 through July 2011. Mr. Uva brings extensive executive experience and knowledge of media and advertising, as well as service on the boards of other public companies, to the Board.

Irene Chang Britt, 53

Director since 2014

Ms. Chang Britt served as President, Pepperidge Farm, a subsidiary of Campbell Soup Company from August 2012 to February 2015 and also held the position of Senior Vice President, Global Baking and Snacking for Campbell from October 2010 to February 2015. Ms. Chang Britt joined Campbell in 2005 and held a series of leadership positions with Campbell including Senior Vice President and Chief Strategy Officer and President, North America Foodservice. Ms. Chang Britt currently serves on the board of directors of Tailored Brands, Inc. and Solazyme, Inc., and formerly served on the board of Sunoco, Inc. Ms. Chang Britt brings to the Board a deep knowledge of the consumer packaged goods category, and extensive executive experience.

Directors with Terms Expiring in 2018 (Class I Directors)

Sandra Horbach, 55

Director since 2006

Ms. Horbach is a Managing Director of The Carlyle Group, where she serves as head of the Global Consumer and Retail team. Ms. Horbach currently serves as a director of Acosta Sales & Marketing, NBTY, Inc., CVC Brasil Operadora e Agência de Viagens S.A. and Vogue International as well as a number of not-for-profit organizations. Prior to joining Carlyle, Ms. Horbach was a General Partner at Forstmann Little, a private investment firm, and an Associate at Morgan Stanley. She has also served on the boards of Citadel Broadcasting Corporation and The Yankee Candle Company, Inc. Ms. Horbach has extensive experience in the retail and consumer industries, and experience on other public and private boards.

Mark Nunnelly, 57

Director since 2006

Mr. Nunnelly currently serves as Special Advisor to the Governor and Commissioner of the Department of Revenue for The Commonwealth of Massachusetts, and previously was a Managing Director at Bain Capital Partners, LLC (“Bain Capital”) until 2014. Prior to joining Bain Capital in 1989, Mr. Nunnelly was a Partner at Bain & Company, with experience in the domestic, Asian and European strategy practices. Previously, Mr. Nunnelly worked at Procter & Gamble in product management. Mr. Nunnelly serves on the boards of directors of Genpact, Inc., as well as several not-for-profit corporations, and formerly served on numerous public and private boards, including Domino’s Pizza, Inc., Bloomin’ Brands, Inc. and Warner Music Group Corp. Mr. Nunnelly brings significant experience in product and brand management, as well as service on the boards of other public companies, including companies in the quick service restaurant business, to the Board.

Carl Sparks, 48

Director since 2013

Mr. Sparks most recently served as the Chief Executive Officer of Travelocity Global, one of the leading companies in online travel, and a division of Sabre Inc., from April 2011 through April 2014. Prior to joining Travelocity, he served as President of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. Mr. Sparks joined Gilt as Chief Marketing Officer in October 2009 and was promoted to President in March 2010, serving in that role until April 2011, when he joined Travelocity. Mr. Sparks also served for five years at Expedia Inc., an online travel company, from June 2004 until October 2009, in a variety of leadership roles, including Senior Vice President, Marketing and Retail Operations at Hotels.com from June 2004 to May 2006, Chief Marketing Officer at Expedia.com from June 2006 to December 2007, and General Manager at Hotels.com USA, Latin America & Canada from January 2008 to October 2009. Mr. Sparks is also a director of Vonage Holdings Corp. Mr. Sparks brings expertise in digital marketing, brand management, as well as executive experience, to the Board.

CORPORATE GOVERNANCE

Board Independence. The Board evaluates any relationships of each director and nominee with Dunkin’ Brands and makes an affirmative determination whether or not such director or nominee is independent. Under our Corporate Governance Guidelines, an “independent” director is one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of NASDAQ. Our Board reviews any transactions and relationships between each non-management director or any member of his or her immediate family and Dunkin’ Brands. The purpose of this review is to determine whether there were any such relationships or transactions and, if so, whether they were inconsistent with a determination that the director was independent. As a result of this review, our Board unanimously determined that each current member of our Board of Directors, with the exception of Mr. Travis, our Chief Executive Officer, is independent under the governance and listing standards of NASDAQ.

Board Expertise and Diversity. We seek to have a Board that represents diversity as to experience, gender and ethnicity/race, but we do not have a formal policy with respect to diversity. We also seek a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational background and expertise to provide sound and prudent guidance with respect to our operations and interests. All of our directors are financially literate, and one member of our Audit Committee is an audit committee financial expert.

Board Annual Performance Reviews. Our Corporate Governance Guidelines provide that the Board shall be responsible for periodically, and at least annually, conducting a self-evaluation of the Board as a whole. In addition, the written charters of the Audit Committee, Nominating & Corporate Governance Committee and the Compensation Committee provide that such committee shall evaluate its performance on an annual basis using criteria that it has developed and shall report to the Board on its findings.

Board Nominees. Under its charter, our Nominating & Corporate Governance Committee is responsible for recommending to the Board candidates to stand for election to the Board at the Company’s annual meeting of shareholders and for recommending candidates to fill vacancies on the Board that may occur between annual meetings of shareholders. The Corporate Governance Guidelines provide that nominees for director shall be selected on the basis of their character, wisdom, judgment, ability to make independent analytical inquiries, business experiences, understanding of the Company’s industry and business environment, time commitment and acumen. Board members are expected to become and remain informed about the Company, its business and its industry and rigorously prepare for, attend and participate in all Board and applicable committee meetings. The committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment using its diversity of experience. In addition, the committee considers, in light of our business, each director nominee’s experience, qualifications, attributes and skills that are identified in the biographical information contained under “Proposal 1—Election of Directors.”

The Nominating & Corporate Governance Committee considers properly submitted recommendations for candidates to the Board of Directors from shareholders. Any shareholder may submit in writing one candidate for consideration for each shareholder meeting at which directors are to be elected by not later than the 120th calendar day before the first anniversary of the date that we released our proxy statement to shareholders in connection with the previous year’s annual meeting. Any shareholder recommendations for consideration by the Nominating & Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and Dunkin’ Brands within the last three years, a statement of recommendation of the candidate from the shareholder, a description of our shares beneficially owned by the shareholder, a description of all arrangements between the candidate and the recommending shareholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board of Directors, any other information required to be provided under securities laws and regulations, and a written indication of willingness to provide such other information as the Nominating & Corporate Governance Committee may reasonably request. Recommendations should be sent to Rich Emmett, Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021. The Nominating & Corporate Governance Committee evaluates candidates for the position of director recommended by shareholders or others in the same manner as candidates from other sources. The Nominating & Corporate Governance Committee will determine whether to interview any candidates and may seek additional information about candidates from third-party sources.

Board Leadership Structure. Under our Corporate Governance Guidelines, our Board may select a Chairman of the Board of Directors at any time, who may also be an executive officer of the Company. Jon Luther, our former non-executive Chairman, retired from the Board of Directors in May 2013. At that time, the Board appointed Nigel Travis, our Chief Executive Officer, to the additional role of Chairman of the Board and named Raul Alvarez as Lead Independent Director. Mr. Travis has been our Chief Executive Officer since 2009 and has significant prior experience with franchised businesses in the quick service restaurant and retail industries. Given Mr. Travis’ extensive experience and deep knowledge of our company and our industry, the Board believes that combining the chairman and chief executive officer positions is currently the most effective leadership structure for Dunkin’ Brands. As Chief Executive Officer, Mr. Travis is intimately involved in the day-to-day operations of our company and is best positioned to lead the Board in setting the strategic focus and direction for our company. As Lead Independent Director, Mr. Alvarez has the power to provide formal input into board meeting agendas, to call meetings of the independent directors, and to preside at meetings of independent directors, as well as playing a key role in management and succession planning. The Board believes that the combination of the chairman and chief executive officer roles as part of a governance structure that includes a lead independent director, as well as the exercise of key board oversight responsibilities by independent directors, provides an effective balance for the management of the Company in the best interest of our shareholders.

Majority Voting Guidelines. Our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating & Governance Committee shall make a recommendation to the Board and the Board shall determine whether or not to accept such resignation within a period of 90 days following the shareholder vote, and will promptly disclose its decision to accept or reject the resignation and, if rejected, the reasons for doing so.

Policies Relating to Directors. It is our policy when a director’s principal occupation or business association changes during his or her tenure as a director, that director shall tender his or her resignation from the Board to the Chairman of the Board, with a copy to the Secretary, and the Board shall determine whether or not to accept such resignation. In addition, it is our policy that no director shall be nominated who has attained the age of 73 prior to or on the date of his or her election or re-election. We expect each of our directors to attend the annual meeting of shareholders, and in 2015, eight of our directors did attend.

Code of Business Ethics and Conduct. We have adopted a written Code of Business Ethics and Conduct (the “Code”) that applies to our directors, officers and employees, including our executive officers, and is designed to ensure that our business is conducted with integrity. The Code covers professional conduct, conflicts of interest, intellectual property and the protection of confidential information, as well as adherence to laws and regulations applicable to the conduct of our business. A copy of the Code is posted on our website, which is located at http://investor.dunkinbrands.com. We intend to disclose any future amendments to, or waivers from, the Code for Dunkin’ Brands executive officers within four business days of the waiver or amendment through a website posting or by filing a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC.

Corporate Social Responsibility. At Dunkin’ Brands, we believe that being a socially responsible company is good business. We strive to be recognized as a company that responsibly serves our guests, franchisees, employees, communities, business partners and the interests of our planet. Our commitment to corporate social responsibility is defined by four priorities:

•	Our People. From our employees to our franchisees and crew members, we believe in treating everyone with respect and fairness.

•	Our Guests. We are passionate about offering our guests delicious products they will enjoy, giving them plenty of menu options, and providing accurate nutrition information so they can make the best choices for themselves.

•	Our Planet. We recognize that everything we do has an impact on the environment. From the materials we use, to the way we construct and operate our stores, to the products we source, we are committed to adopting better, more sustainable approaches whenever feasible.

•	Our Neighborhoods. We are dedicated to serving the basic needs of our local communities—from providing food for the hungry and support for children’s health and wellness, to ensuring our neighborhoods are safe and secure.

In Spring 2015, Dunkin’ Brands published our third Corporate Social Responsibility (CSR) report, Serving Responsibly, in which we demonstrate the progress we have made toward goals outlined in our 2010 and 2012 reports, review the challenges we encountered and set forth new goals. The scope of the report includes corporate functions and North American facilities owned and operated by Dunkin’ Brands or our subsidiaries for the years 2013-2014, along with some highlights from our franchise restaurants and our international business. We are reporting on a two-year cycle. Our previous CSR reports are available on our website at www.dunkinbrands.com/responsibility.

Shareholder Engagement. We have a strong shareholder engagement program and value shareholder input. We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels. In 2015, our management team met with representatives at many of our top institutional shareholders representing an aggregate of approximately 50% of our outstanding shares.

Communications with Directors. Security holders and other interested parties may communicate directly with the Board or the independent directors as a group, or specified individual directors by writing to such individual or group c/o Office of the Corporate Secretary, Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, Massachusetts 02021. The Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Online Availability of Information. The current versions of our Certificate of Incorporation, By-Laws, Corporate Governance Principles, Code of Business Ethics and Conduct, and charters for our Audit, Compensation and Nominating & Corporate Governance Committee are available on our website at http://investor.dunkinbrands.com.

Transactions with Related Persons

Under the Code of Business Ethics and Conduct, the Board is responsible for reviewing and approving or ratifying any transaction in which Dunkin’ Brands and any of our directors, director nominees, executive officers, 5% shareholders or their immediate family members are participants and in which such persons have a direct or indirect material interest as provided under SEC rules. In the course of reviewing potential related person transactions, the Board considers the nature of the related person’s interest in the transaction; the presence of standard prices, rates or charges or terms otherwise consistent with arms-length dealings with unrelated third parties; the materiality of the transaction to each party; the reasons for Dunkin’ Brands entering into the transaction with the related person; the potential effect of the transaction on the status of a director as an independent, outside or disinterested director or committee member; and any other factors the Board may deem relevant. Our General Counsel’s office is primarily responsible for the implementation of processes and procedures for screening potential transactions and providing information to the Board.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of the record date, March 17, 2016 by (i) such persons known to us to be beneficial owners of more than 5% of our common stock, (ii) each director, director nominee and named executive officer, and (iii) all directors and executive officers as a group. Unless otherwise noted, the address for each individual is c/o Dunkin’ Brands Group, Inc. 130 Royall Street, Canton, MA 02021.

Name	Number of Shares (1)	Percentage
Beneficial holders of 5% or more of our outstanding coming stock:
FMR, LLC (2)	9,582,516	10.5%
Janus Capital Management LLC (3)	8,012,771	8.8%
BlackRock, Inc. (4)	6,345,037	6.9%
The Vanguard Group (5)	6,281,479	6.9%
Wellington Management Group LLP (6)	5,204,850	5.7%
Morgan Stanley (7)	4,877,376	5.3%
Tybourne Capital Management (HK) Limited (8)	4,851,161	5.3%

Directors and executive officers:
Nigel Travis	1,550,126	1.7%
Paul Carbone	188,769	*
John Costello	183,482	*
Paul Twohig	182,341	*
William Mitchell	112,551	*
Raul Alvarez	8,709	*
Irene Chang Britt	3,977	*
Anthony DiNovi	6,970	*
Sandra Horbach	6,970	*
Michael Hines	12,455	*
Mark Nunnelly	6,970	*
Carl Sparks	5,590	*
Joseph Uva	10,611	*
All Directors and Executive Officers as a Group (17 persons)	2,654,842	2.9%

*	Indicates less than 1%
(1)	Reflects sole voting and investment power except as indicated in footnotes below. Includes shares of common stock which the following person had the right to acquire on March 17, 2016 or within sixty (60) days thereafter through the exercise of stock options: Mr. Travis (1,275,749), Mr. Carbone (166,176), Mr. Costello (132,690), Mr. Twohig (174,487), Mr. Mitchell (131,379) and all directors and executive officers as a group (2,283,030). Includes shares of restricted common stock or restricted stock units subject to vesting conditions: Mr. Travis (150,000), Mr. Carbone (21,101), Mr. Costello (27,096), Mr. Alvarez (2,128), Ms. Chang Britt (2,128), Mr. DiNovi (2,128), Ms. Horbach (2,128), Mr. Hines (2,128), Mr. Nunnelly (2,128), Mr. Sparks (2,128), Mr. Uva (2,128) and all directors and executive officers as a group (215,221).
(2)	The information regarding FMR LLC is based solely on information included in Amendment No. 8 to its Schedule 13G filed by FMR LLC and Abigail P. Johnson with the SEC on February 10, 2016, which reflects sole voting power as to 1,086,386 shares and sole dispositive power as to 9,582,516 shares by FMR LLC and shared voting and dispositive power as to 9,582,516 shares by Abigail P. Johnson. Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. FMR LLC and Abigail P. Johnson reported their address as 245 Summer Street, Boston, Massachusetts 02210.
(3)	The information regarding Janus Capital Management LLC (“Janus”) is based solely on information included in its Schedule 13G filed by Janus with the SEC on February 16, 2016, which reflects sole voting and dispositive power as to 7,929,571 shares and shared voting and dispositive power as to 83,200 shares. Janus reported its address as 151 Detroit Street, Denver, Colorado 80206.

(4)	The information regarding BlackRock, Inc. (“BlackRock”) is based solely on information included in its Schedule 13G filed by BlackRock with the SEC on February 9, 2016, which reflects sole voting power as to 6,018,463 shares and sole dispositive power as to 6,345,037 shares. BlackRock reported its address as 55 East 52nd Street, New York, New York 10055.
(5)	The information regarding The Vanguard Group (“Vanguard”) is based solely on information included in Amendment No. 2 to its Schedule 13G filed by Vanguard with the SEC on February 11, 2016, which reflects sole voting power as to 69,095 shares, shared voting power as to 5,000 shares, sole dispositive power as to 6,213,184 shares, and shared dispositive power as to 68,295 shares. Vanguard reported its address as 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(6)	The information regarding Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP (collectively, “Wellington”) is based solely on information included in its Schedule 13G filed by Wellington with the SEC on February 11, 2016, which reflects shared voting power as to 2,914,766 shares and shared dispositive power as to 5,204,850 shares. Wellington reported that the securities being reporting on are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP and that those clients have the right to receive, or the power to direct receipt of, dividends from, or the proceeds from the sale of, such securities. Wellington reported its address as c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.
(7)	The information regarding Morgan Stanley is based solely on information included in Amendment No. 4 to its Schedule 13G filed by Morgan Stanley and Morgan Stanley Investment Management Inc. with the SEC on February 11, 2016, which reflects sole voting power as to 4,876,760 shares, shared voting power as to 612 shares, sole dispositive power as to zero shares and shared dispositive power as to 4,877,376 shares by each of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley reported that the securities being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) as amended. Morgan Stanley Investment Management Inc. is a wholly-owned subsidiary of Morgan Stanley. Morgan Stanley reported its address as 1585 Broadway, New York, New York 10036 and Morgan Stanley Investment Management Inc. reported its address as 522 Fifth Avenue, New York, New York 10036.
(8)	The information regarding Tybourne Capital Management (HK) Limited, Tybourne Capital Management Limited, Tybourne Kesari Limited and Viswanathan Krishnan (collectively, “Tybourne”) is based solely on information included in its Schedule 13G filed by Tybourne with the SEC on February 16, 2016, which reflects shared voting and dispositive power as to all 4,851,161 shares. Tybourne reports that the statement relates to securities held for the account of Tybourne Equity Master Fund (“Tybourne Master Fund”). Tybourne Capital Management (HK) Limited serves as the investment advisor to Tybourne Master Fund. Tybourne Capital Management Limited serves as the manager to Tybourne Master Fund and the parent of Tybourne Capital Management (HK) Limited. Tybourne Kesari Limited is the parent of Tybourne Capital Management Limited. Mr. Krishnan is the principal and sole shareholder of Tybourne Kesari Limited. In such capacities, Tybourne Capital Management (HK) Limited, Tybourne Capital Management Limited, Tybourne Kesari Limited and Mr. Krishnan may be deemed to have voting and dispositive power over securities held for the Tybourne Master Fund. Tybourne Capital Management (HK) Limited and Mr. Krishnan reported their address as 2302 Cheung Kong Center, 2 Queen’s Road Central, Hong Kong, and Tybourne Capital Management Limited and Tybourne Kesari Limited reported their address as 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and any greater than 10% beneficial owners to file reports of holdings and transactions in our common stock with the SEC. To facilitate compliance, we have undertaken the responsibility to prepare and file these reports on behalf of our officers and directors. Based on our records and other information, all reports were timely filed during fiscal year 2015.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principles underlying our policies and decisions used to determine the compensation of our executive officers who are named in the “Summary Compensation Table” as well as the most important factors relevant to an analysis of those policies and decisions. Our “named executive officers” for fiscal 2015 are:

•	Nigel Travis, Chairman and Chief Executive Officer

•	Paul Carbone, Chief Financial Officer

•	Paul Twohig, President, Dunkin’ Donuts U.S. and Canada

•	John Costello, President, Global Marketing and Innovation

•	William Mitchell, President, International

Overview of compensation and fiscal 2015 performance

Our compensation strategy focuses on providing a total compensation package that will attract and retain high-caliber executive officers and employees, incentivize them to achieve company and individual performance goals, and align management, employee and shareholder interests over both the short-term and long-term. Our approach to executive compensation reflects our focus on long-term value creation. We believe that by placing a significant equity opportunity in the hands of executives who are capable of driving and sustaining growth, our shareholders will benefit along with the executives who helped create this value.

Compensation philosophy

Our compensation philosophy centers upon:

•	attracting and retaining industry-leading talent by targeting compensation levels that are competitive when measured against other companies within our industry;

•	linking compensation actually paid to the achievement of our financial, operating and strategic goals;

•	rewarding individual performance and contribution to our success; and

•	aligning the interests of our executive officers with those of our shareholders by delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

Each of the key elements of our executive compensation program is discussed in more detail below. Our executive compensation program is designed to be complementary and to collectively serve the compensation objectives described above. We have not adopted any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation, or among different forms of cash and non-cash compensation. The compensation levels of our named executive officers reflect, to a significant degree, the varying roles and responsibilities of these executives.

At our 2015 annual meeting of shareholders, approximately 99% of the votes cast on our “say on pay” proposal were in favor of the compensation of our executive officers. The Compensation Committee considered this positive support for our compensation practices and continued to make its compensation-related decisions consistent with the Company’s stated executive compensation philosophy.

Our compensation and governance practices

Described below are some of the practices that we consider good governance features of our executive compensation program.

Risk Mitigation - Our executive compensation program includes a number of controls that mitigate risk, including executive stock ownership and holding requirements and our ability to recover compensation paid to executives in certain circumstances, each as described below.

Robust Shareholder Engagement - We have regular, transparent communication with our shareholders throughout the year to ensure we are addressing their questions and concerns. We engage with shareholders through our quarterly earnings calls, investment community conferences, road shows and other communications channels. In 2015, our management team met with representatives at many of our top institutional shareholders representing an aggregate of approximately 50% of our outstanding shares.

Compensation Clawback - Under our Incentive Compensation Recoupment policy, we can recover cash- or equity-based compensation paid to executives in various circumstances, including where the compensation is based upon the achievement of specified financial results that are the subject of a subsequent restatement (see “Clawbacks; Risk Assessment” below).

Performance-Based Long-Term Incentive Compensation - In 2016, the equity awards granted to our Chairman and Chief Executive Officer and other named executive officers will be comprised of a mix of time-vesting non-qualified stock options and performance stock units that vest after three years based on the achievement of pre-determined performance targets. We expect that this will continue to be the structure of our long-term incentive compensation program on a go forward basis.

No Hedging or Pledging - We prohibit our executives and directors from pledging, hedging, or engaging in any derivatives trading with respect to shares of our common stock.

No Single-Trigger Change-in-Control Vesting - All equity awards granted since our initial public offering in July 2011 have double-trigger change-in-control vesting provisions.

No “Gross-ups” - We do not provide tax “gross-ups” for compensation, perquisites or other benefits provided to our executive officers, other than in the case of certain relocation expenses, consistent with our relocation policy for all U.S.-based employees.

Stock Ownership Requirements - We require our executive officers to meet stock ownership requirements, and we require them to retain 50% of the after-tax proceeds from stock option gains and the settlement of restricted stock units until they meet their required ownership levels (see “Stock Ownership Guidelines” below). We also have stock ownership requirements for our directors, as discussed elsewhere in this Proxy Statement.

No Repricing - Our equity incentive plan prohibits the repricing or exchange of stock options and stock appreciation rights without shareholder approval.

Independent Compensation Consultant - The Committee has engaged an independent compensation consultant that has no other ties to the Company or its management and that meets the independence standards of NASDAQ (see “Competitive market data and the use of compensation consultants” below).

No “Golden Parachutes” - Any potential payments to executives upon separation from service are relatively modest.

Perquisites - We provide our executives with a very limited range of executive perquisites and the aggregate value of all perquisites represents less than one-half of one percent of aggregate total compensation for our named executive officers.

Highlights of 2015 business performance

We believe that our named executive officers were instrumental in helping us drive results in 2015 and in assessing our competitive position and shaping a plan that will best position ourselves for continued growth in 2016 and beyond. For fiscal 2015, we met or exceeded each of our financial performance targets and had a number of significant operational achievements, while also returning more than $725 million to shareholders in the form of share repurchases and an increased quarterly dividend. Financial and operational highlights of our fiscal 2015 performance include the following:

•	Increased revenue: Increased revenue to $810.9 million, an 8.3% increase from 2014;

•	Expanded global presence: Opened 440 net new Dunkin’ Donuts and 55 net new Baskin-Robbins locations globally, bringing Dunkin’ Brands to 19,357 total points of distribution as of year-end 2015;

•	Successful Launch of K-Cup pods into channel: Launched Dunkin’ Donuts K-Cup pods into thousands of retail and online outlets nationwide; from the program’s launch in May 2015 through the end of the year, more than 150 million pods were sold into the grocery channel.

•	Leveraged technology to drive results: Grew the DD Perks Loyalty Program to 4.3 million members and app downloads to more than 16 million; successful testing of mobile ordering and delivery for Dunkin’ Donuts U.S.;

•	Grew worldwide sales: Grew global system-wide sales by 4.1% over fiscal 2014;

•	Drove positive comparable store sales in Dunkin’ Donuts U.S. and Baskin-Robbins U.S.: Increased Dunkin’ Donuts U.S. comparable store sales by 1.4% and Baskin-Robbins U.S. comparable store sales by 6.1%;

•	Increased adjusted earnings per share: Increased diluted adjusted earnings per share by 10.9% to $1.93 versus $1.74 for 2014;

•	Successful Debt Refinancing: Completed a successful refinancing of our long-term debt at an attractive fixed rate.

While driving successful 2015 results, our named executive officers also kept a focus on the long term. While we ended the year within our guidance range, we were not satisfied with the Dunkin’ Donuts U.S. comparable store sales performance particularly in the second half of 2015. To address our disappointing comparable store sales performance and with the goal of getting back to positive transaction growth, management designed and began executing against a new 5-part strategic growth plan, with the support of the franchisees. The plan is focused on (i) further building our coffee culture by more aggressively pursuing coffee innovation, (ii) improving our innovation process in enhancing core product quality and accelerating our ability to take new products to market, (iii) implementing targeted value and smart pricing, (iv) leading in the use of digital technology, including growing our best-in-class loyalty program, mobile ordering and delivery, and (v) continuing to improve our restaurant experience. This plan is designed for the long-term, to drive comparable store sales and traffic for Dunkin’ Donuts U.S. and to protect and grow the long-term health and relevancy of the brand.

Fiscal 2015 compensation

Compensation of our Chairman and Chief Executive Officer

Consistent with our executive compensation principles described above, after considering his performance and assessing market competitiveness, the Compensation Committee, with advice from its independent consultant, set Mr. Travis’s salary and short- and long-term incentive compensation for fiscal 2015 as follows:

•	Mr. Travis’ annual base salary remained at $1.0 million;

•	Mr. Travis’ target bonus opportunity under the Annual Plan remained at 110% of base salary; his actual 2015 award under the Annual Plan (paid in March 2016) was $1.058 million (96.2% of target award);

•	His 2015 annual long-term incentives took the form of time-vested stock options with a grant date fair value of $3.342 million.

•	In 2015, 81% of Mr. Travis’s total compensation actually paid was tied to Company performance, with 62% of the total attributable to long-term incentives as shown:

The factors considered when determining our Chief Executive Officer’s compensation are discussed below.

Compensation of our other Named Executive Officers

The compensation for our other named executive officers was determined by the Compensation Committee based upon the recommendations of Mr. Travis and the other factors described below. Mr. Travis’ recommendations were based on his evaluation of each individual’s performance during the year. When making its determinations, the Compensation Committee also considered compensation data from the peer group provided by the Compensation Committee’s independent consultant, internal pay relationships based on relative duties and responsibilities, the individual’s future advancement potential, and his impact on Dunkin’ Brands’ results. The Compensation Committee also considered the need to retain certain executives in light of the competitive hiring market.

In 2015, 76% of the average total compensation paid to our other named executive officers was tied to Company performance, with 58% of the total attributable to long-term equity incentives as shown below.

Elements of named executive officer compensation

The following is a discussion of the primary elements of the compensation for each of our named executive officers, which consisted of the following:

Element	Description	Primary Objectives
Base Salary	• Fixed cash payment	• Attract and retain talented individuals • Recognize career experience and individual performance • Provide competitive compensation

Short-Term Incentives	• Performance-based annual cash incentives	• Promote and reward achievement of the Company’s annual financial and strategic objectives and individualized personal goals

Long-Term Incentives	• Time-based stock options	• Align executive interests with shareholder interests by tying value to long-term stock performance • Attract and retain talented individuals

	• Performance-based restricted shares	• Tie value earned to achievement of the Company’s long-term goals

	• Time-based restricted shares	• Used on a selective basis to retain and motivate senior executives

Retirement and Welfare Benefits	• Medical, dental, vision, life insurance and disability insurance (STD & LTD)	• Provide competitive benefits
	• 401(k) plan	• Provide tax-efficient retirement savings

	• Deferred Compensation Plan	• Provide tax-efficient opportunity to supplement retirement savings

Executive Perquisites	• Executive physical for Vice Presidents and above • Supplemental LTD Insurance	• Promote health and well-being of senior executives • Provide competitive benefits

Severance Benefits	• Cash and non-cash payments and benefits upon a qualifying termination of employment	• Retain and attract key employees • Provide a level of protection in the event of an involuntary termination of employment

Base salary

We pay our named executive officers a base salary to provide them with a fixed, base level of compensation. The base salaries of our named executive officers are reviewed periodically by our Chief Executive Officer (except with respect to his own base salary) and are approved by the Compensation Committee. They are intended to be competitive in light of the level and scope of the executive’s position and responsibilities. Decisions regarding base salary increases may take into account the named executive officer’s current salary, equity holdings, including stock options, and the amounts paid to individuals in comparable positions as determined through an analysis of our peer group and/or published data from independent third-party compensation survey providers. No formulaic base salary increases are provided to our named executive officers, in line with our strategy of offering total compensation that is cost-effective, competitive and based on the achievement of performance objectives.

In 2015, the Compensation Committee determined to maintain base salary levels for Messrs. Travis, Twohig and Costello. The increase in Mr. Carbone’s base salary was based on peer group analysis performed by the Compensation Committee’s independent consultant that showed that Mr. Carbone’s base salary was below the median for members of our peer group.

The table below shows the salaries for our named executive officers as determined by the Compensation Committee:

Name	2014 Annual Base Salary	2015 Annual Base Salary	% Increase	Notes
Nigel Travis	$1,000,000	$1,000,000	0.0%
Paul Carbone	$415,000	$465,000	12.0%	2015 base salary remains below the 25th percentile of peer group.
Paul Twohig	$600,000	$600,000	0.0%
John Costello	$600,000	$600,000	0.0%
William Mitchell	$460,000	$475,000	3.3%

Short-term incentive plan

In addition to receiving base salaries, executives participate in our annual management incentive plan (the “Annual Plan”). We believe that annual incentives should be based upon actual performance against specific, measurable business objectives. Each year, the Compensation Committee reviews and establishes the performance metrics that will be used under the Annual Plan to help ensure that the program design appropriately motivates our executive officers to achieve important financial and operational goals. For fiscal 2015, the Compensation Committee again chose global adjusted operating income as the performance metric that would be used to establish the funding levels under the Annual Plan. The use of global adjusted operating income as the performance metric under the Annual Plan provides a link between the compensation payable to our executives and the value we create for our shareholders. Global adjusted operating income is also a key metric used by us and by our shareholders to evaluate our business performance. Global adjusted operating income is a non-GAAP financial measure. An explanation of how we calculate this measure is contained in our Annual Report on Form 10-K for the fiscal year ended December 26, 2015, filed with the Securities and Exchange Commission.

The Compensation Committee set the global adjusted operating income target for fiscal 2015 at a level it believed was both challenging and achievable. By establishing a target that is challenging, the Compensation Committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that is also achievable, the Compensation Committee believes that employees will remain motivated to perform at the high level required to achieve the target.

The level of potential funding under the Annual Plan for fiscal 2015 ranged from 0% to 225% of target based on our actual performance relative to the global adjusted operating income target, with a threshold funding level established by the Compensation Committee based on the minimum level of global adjusted operating income performance that would result in any funding under the Annual Plan.

Once our global adjusted operating income performance is determined after the close of the fiscal year, the funding level for the Annual Plan is established. The bonus pool available under the Annual Plan based on its funding level is then allocated to participants in the plan based on the achievement of relevant financial or operational business goals such as revenue, comparable store sales and net development (i.e., the number of new store openings minus the number of store closings). These specific goals are chosen due to their impact on our profitability. These goals are arranged into three categories: Primary, Secondary and Personal. Primary business goals are financial goals that are influenced or impacted by the activities of the broader organization. The Primary business goals are shared among all executives in order to encourage cross-functional collaboration. Secondary business goals are key financial goals that relate most directly to the executive based on his role within the Company and his ability to impact certain aspects of our business. Personal goals are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Performance against each goal category is measured separately. The goals are weighted as follows: Primary (35%), Secondary (30%) and Personal (35%). This weighting allows each set of goals to be taken into account in a manner that is generally equal, with more weight placed on the achievement of relevant company performance metrics. During the year, regular communication takes place within the Company to ensure that all executives are aware of progress against their goals.

The table below lists the 2015 Primary and Secondary business goals for each named executive officer:

Name and Title	Goal type	Metric

Nigel Travis	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chairman and Chief Executive Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Paul Carbone	Primary	Dunkin’ Brands Inc. Global Total Revenue

Chief Financial Officer	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Paul Twohig	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, Dunkin’ Donuts US and Canada	Secondary	Dunkin’ Brands Inc. U.S. Comparable Sales (60%) Dunkin’ Donuts U.S. Net Development (40%)

John Costello	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, Global Marketing and Innovation	Secondary	Dunkin’ Brands Inc. Global Comparable Sales (80%) Dunkin’ Donuts U.S. Net Development (20%)

Name and Title	Goal type	Metric

William Mitchell	Primary	Dunkin’ Brands Inc. Global Total Revenue

President, International(1)	Secondary	Baskin-Robbins U.S. Comparable Sales (80%) Baskin-Robbins U.S. Net Development (20%)

(1)	Mr. Mitchell became President, International on 11/1/2015, and his goals were set before he assumed this position.

Personal goals for fiscal 2015 were the relevant strategic and operational goals for the respective named executive officer and include:

•	Achieve a successful approach to Dunkin’ Donuts packaged goods / brand extension in the U.S.;

•	Achieve franchisee cost savings in the U.S.;

•	Execute a new capital structure for Dunkin’ Brands;

•	Execute strong marketing and product innovation, with a focus on delivering beverage category growth;

•	Execute new sales-driving activities in-store, including catering and mobile ordering in Dunkin’ Donuts U.S.; and

•	Expand our global consumer engagement efforts in mobile, loyalty and social media.

The achievement of Personal goals under the Annual Plan is reviewed after the close of the relevant fiscal year and is taken into account by the Compensation Committee in determining annual bonuses on a discretionary basis.

At the conclusion of the fiscal year, global adjusted operating income results are determined by our finance department based on our audited financial results. These results are presented to the Compensation Committee for consideration and approval. The Compensation Committee retains the discretion to adjust (upwards or downwards) global adjusted operating income results for the occurrence of extraordinary events affecting global adjusted operating income performance. In addition, in setting the global adjusted operating income thresholds and determining our achievement of such thresholds, the Compensation Committee may exclude certain revenues and expenses related to our business as it deems appropriate. There were no such adjustments or exclusions made by the Compensation Committee in determining our global adjusted operating income performance in 2015.

After the Compensation Committee determines the bonus pool under the Annual Plan based on its determination of the level of our global adjusted operating income achieved, our Chairman and Chief Executive Officer then recommends amounts payable to each named executive officer (other than himself) under the Annual Plan based on performance against his respective Primary, Secondary and Personal goals. The Compensation Committee makes all determinations with respect to Mr. Travis’s bonus.

Short-term incentive awards

After considering the executive compensation competitive analysis performed in 2015 by Pearl Meyer as described below under “Competitive market data and use of compensation consultants”, the Compensation Committee determined that certain increases in the target bonus opportunities for Messrs. Carbone and Mitchell in 2015 should be implemented under the Annual Plan to remain competitive with our peers. The target bonus opportunities of our other named executive officers remained unchanged. The threshold, target and maximum opportunities (as a percentage of base salary and as described more fully below) established under the Annual Plan and payable to each named executive officer if achievement relative to the 2015 global adjusted operating income target resulted in a fully funded plan and, if applicable, the named executive officer achieved each of his Primary, Secondary and Personal goals were:

	Annual Plan Opportunity as a % of Base Salary
Named Executive Officer	Threshold %	Target %	Maximum %
Nigel Travis	27.5%	110%	248%
Paul Carbone (1)	18.8%	75%	169%
Paul Twohig	18.8%	75%	169%
John Costello	18.8%	75%	169%
William Mitchell (2)	17.5%	70%	158%

(1)	The incentive target for Mr. Carbone was increased from 60% to 75% effective at the start of fiscal 2015.
(2)	The incentive target for Mr. Mitchell was increased from 60% to 70% effective at the start of fiscal 2015

Full funding (100% of target funding) for the 2015 Annual Plan was contingent on achievement of our global adjusted operating income target of $389.6 million. The funding threshold level (25% of target funding) was contingent on achievement of 90% of the global adjusted operating income target, meaning that if global adjusted operating income performance achievement fell below $350.6 million, no funding would be achieved under the Annual Plan and no payments would be made. The maximum funding level for the Annual Plan (225% of target funding) was contingent on the achievement of 110% of the global adjusted operating income target, or achievement of $428.6 million of global adjusted operating income.

Below is a comparison of 2015 global adjusted operating income performance achievement levels:

Our 2015 global adjusted operating income performance under the Annual Plan was $400.5 million, or 102.9% of our adjusted operating income target. This translated to a funding level of 127.5% of target in accordance with the funding schedule set forth in the Annual Plan and as illustrated below.

Once the adjusted operating income performance was certified and the funding level for the Annual Plan pool was established at $21.0M, management recommended and the Compensation Committee approved a $3.0M reduction in the Annual Plan pool to better reflect the under-performance of the Company’s stock price in late 2015. With the pool finally determined, our Chief Executive Officer recommended to the Compensation Committee amounts to be paid to each named executive officer under the Annual Plan based on performance against each individual’s Primary, Secondary and Personal goals. The determination of the amount that each individual received that was based upon achievement of the Primary and Secondary business goals was formulaic, as shown in the table below. The determination of the amount that each individual received that was based on the achievement of Personal goals was based on the Compensation Committee’s assessment (after consideration of the Chief Executive Officer’s recommendation) of the individual’s performance against his individual goals. When assessing the amount of the bonus that each executive was entitled to earn, the Compensation Committee applied the same principles to our Chief Executive Officer as it did to the other named executive officers.

Primary and Secondary Business Goals(1)	Target Performance	Actual Performance	% Earned
Dunkin’ Brands Inc. Global Total Revenue ($MM)	$810.9	$812.2	100.0%
Dunkin’ Brands Inc. Global Comparable Sales	2.41%	1.22%	47.5%
Dunkin’ Donuts U.S. Net Development, comprised of:			86.25%
Dunkin’ Donuts U.S. Net New Stores (50% weight)	430	349	70.0%
Dunkin’ Donuts New First Year Sales ($MM) (50% weight)	$173.30	$174.45	102.5%
Dunkin’ Brands Inc. Comparable Sales — U.S.	2.55%	1.73%	66.25%
Baskin-Robbins Comparable Sales — U.S.	3.22%	6.12%	190.0%
Baskin-Robbins U.S. Net Development, comprised of:			136.3%
Baskin-Robbins U.S. Net New Stores (50% weight)	13	22	110.0%
Baskin-Robbins New First Year Sales ($MM) (50% weight)	$6.23	$7.03	162.5%

(1)	Each metric is as defined under the Annual Plan or award agreements evidencing grants thereunder.

For 2015, based upon a review of the Personal goals of each named executive officer, our Chief Executive Officer recommended to the Committee that Messrs. Twohig, Costello and Mitchell receive a reduction of the funded Personal goal component of their respective 2015 bonus under the Annual Plan. The table below lists the payouts to each named executive officer as a percentage of eligible base salary earnings and as a percentage of his target award.

	Weighted Contribution Toward Annual Plan Payout
Named Executive Officer	Primary and Secondary Business Goals (65% of Total Opportunity)(1)	Personal Goals and Annual Plan Funding (35% of Total Opportunity)(2)	Adjustment to Personal Goals(3)	Actual Award % (%of Target Award)
Nigel Travis	51.6%	44.6%	0%	96.2%
Paul Carbone	51.6%	44.6%	0%	96.2%
Paul Twohig	57.3%	44.6%	(5.7)%	96.2%
John Costello	51.6%	44.6%	(8.2)%	88.0%
William Mitchell	88.8%	44.6%	(7.6)%	125.8%

(1)	Represents the earned portion of the award with respect to each of our named executive officer’s Primary and Secondary business goals based on performance results described in the preceding table and the applicable weightings described above under “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan”.

(2)	Represents the adjusted operating income-based funding level (127.5%) multiplied by the remaining portion of the award (35%).
(3)	Represents the discretionary adjustments approved by the Compensation Committee for Messrs. Twohig, Costello and Mitchell.

Long-term equity incentive program

The primary goals of our long-term equity incentive program are to align the interests of our named executive officers with the interests of our shareholders and to encourage executive retention through the use of service-based vesting requirements. As discussed below, the Compensation Committee awarded time-based stock options to all named executive officers in 2015 consistent with the terms of our annual long-term equity incentive award program adopted in fiscal 2012.

We consider stock options to be performance-based because no value is created unless the value of our common stock appreciates after grant and the same value is created for our shareholders. Because value is tied to long-term stock performance, we believe that stock options are an excellent vehicle to align executive interests with shareholder interests.

In 2015, each of our named executive officers received a grant of stock options. In determining the size of the stock option grants awarded to each named executive officer, the Compensation Committee took into account a number of factors such as the target total direct compensation levels and long-term incentive values awarded to executives in our peer group companies, as well as internal factors such as the individual’s responsibilities, position and the size and value of the long-term incentive awards historically granted to our executives. Stock options granted in fiscal 2015 vest in four equal annual installments, generally subject to the executive’s continued employment on the applicable vesting date.

The Compensation Committee retains discretion to grant stock options or other equity-based awards to employees at any time, including in connection with a promotion, to reward an employee, for retention purposes or in other circumstances. In 2015, as described further below, the Compensation Committee exercised this discretion and granted a supplemental equity award to Mr. Carbone in order to further incentivize him to remain with the Company as well as to drive shareholder value.

In 2015, the Compensation Committee asked Pearl Meyer to conduct a review of the long-term incentive practices of our compensation peer group, described below. Based on that review and feedback received from our investors, the Compensation Committee decided to modify our long-term equity incentive program to include grants of performance stock units (“PSUs”) in addition to time-based stock option grants. Beginning in 2016, our named executive officers will receive an annual grant of equity that will include both time-based stock options and PSUs. In 2016, 70% of the value to be delivered under the long-term equity incentive will consist of time-based stock options, while 30% of such value will be in the form of PSUs. The Compensation Committee intends to continue this long-term incentive structure in the future.

The vesting schedule for the time-based stock options will remain unchanged. The PSUs will vest after three years based on the achievement of performance objectives approved by the Compensation Committee prior to the beginning of the performance period, generally subject to the executive’s continued employment on the applicable vesting date. In 2016, half of the PSU equity value will take the form of PSUs that will vest based on the achievement of a three-year target for adjusted operating income. The other half of the value will take the form of PSUs that will vest based on the achievement of a total shareholder return target relative to the companies that comprise the S&P 500 Index. Any shares delivered under PSUs that are earned will generally be further subject to a one-year mandatory holding period after the PSUs are settled.

Supplemental restricted stock award for Mr. Carbone

On February 12, 2015, Mr. Carbone was granted a special retention award of 21,101 shares of restricted stock that vest in two approximately equal portions on February 12, 2018 and February 12, 2019, generally subject to his remaining continuously employed by the Company through the applicable vesting date. The Compensation Committee determined that time-vested restricted stock was the most suitable equity award type to achieve the objective of retaining Mr. Carbone as the size of the award and its vesting conditions make it very likely to deliver substantial value to him as long as he remains employed by the Company. The delayed vesting schedule was part of a design meant to encourage Mr. Carbone to make a multi-year employment commitment to us.

Early 2016 compensation actions

On February 23, 2016, the Compensation Committee took several actions related to 2016 compensation for our named executive officers. Specifically, the Compensation Committee approved no increase in target total cash compensation for Messrs. Travis, Twohig and Costello, and increases to the target total cash compensation for Messrs. Carbone and Mitchell as described below:

Name	Salary as of 12/26/2015	New Salary as of 3/6/2016	% Increase	Annual Plan Target (%)	Target Annual Plan ($)	Target Total Cash Compensation	% Increase In Target Total Cash Compensation
Nigel Travis	$1,000,000	$1,000,000	0.0%	110%	$1,100,000	$2,100,000	0.0%
Paul Carbone	$465,000	$500,000	7.5%	75%	$375,000	$875,000	7.5%
Paul Twohig	$600,000	$600,000	0.0%	75%	$450,000	$1,050,000	0.0%
John Costello	$600,000	$600,000	0.0%	75%	$450,000	$1,050,000	0.0%
William Mitchell	$475,000	$500,000	5.3%	75%	$375,000	$875,000	8.4%

The increases in target total cash compensation for Mr. Carbone and Mr. Mitchell reflect the additional responsibilities taken on by such individual during the prior year.

In addition, on that date the Compensation Committee made initial awards under the Company’s new performance stock unit award program to our named executive officers (and other senior executives). The performance stock unit awards represent 30% of the annual long-term incentive award values delivered in 2016 (see “Long-term equity incentive plan” above). The Committee also approved a change in the 2016 Annual Plan goal structure, both weighting and targets, to more appropriately reward the achievement of key business goals that drive the overall results of Dunkin’ Brands Group, Inc., namely Dunkin’ Donuts U.S. comparable store sales and net development.

Compensation framework: policies and process

Roles of Compensation Committee and our Chief Executive Officer in compensation decisions

The Compensation Committee oversees our executive compensation program, is responsible for approving the nature and amount of the compensation paid to our executive officers, approving any employment and related agreements entered into with our executive officers, approving equity awards granted to our executive officers and administering our equity compensation plans and awards. Our Chairman and Chief Executive Officer provides recommendations to the Compensation Committee with respect to salary adjustments, annual cash bonus targets and awards and equity incentive awards for our named executive officers (other than himself) and the other executive officers reporting to him. The Compensation Committee meets with our Chairman and Chief Executive Officer at least annually to discuss and review his compensation recommendations for our executive officers. In making compensation decisions for all of our named executive officers, including our Chairman and Chief Executive Officer, the Compensation Committee considers many factors, including the officer’s experience, responsibilities, management abilities and job performance, the Company’s performance as a whole, current market conditions and pay levels for similar positions at our peer companies listed below. Those factors are considered in a subjective manner without any specific formula or weighting. The Compensation Committee, as the ultimate body that approves the compensation of our executive officers, has the discretion, and has exercised this discretion, to increase or decrease the amounts of compensation recommended by our Chairman and Chief Executive Officer.

Competitive market data and use of compensation consultants

The Compensation Committee engaged Pearl Meyer in fiscal 2015 on a variety of matters related to executive and equity-based compensation. Pearl Meyer prepared an analysis on the competitiveness of our executive compensation in fiscal 2015, and the Compensation Committee used it as a reference point in setting pay levels for executives for fiscal 2015. In preparing the analysis, Pearl Meyer relied on our Compensation Committee-approved peer group to analyze the competitiveness of compensation opportunities provided to our Chief Executive Officer, Chief Financial Officer and other named executive officers, and on proprietary compensation survey data to ascertain the compensation market for other members of senior management who are not named executive officers. This analysis also included a review of the annual share usage in respect of long-term incentive compensation for this peer group. The peer group of companies used in Pearl Meyer’s analysis was originally developed by the Compensation Committee’s previous compensation consultant, Frederic W. Cook & Co., and was reviewed and approved by the Compensation Committee in 2014. These peers were chosen primarily based on the following selection criteria as defined by the Compensation Committee:

•	Comparable Industry/Business Model: Quick service and restaurant industry focus; franchise-oriented business model
•	Peer Company Size: Sizing factors included revenue, enterprise value and market capitalization
•	Statistical Reliability: Peer group size of between 12 and 20 companies
•	Executive Talent Sources: Companies with whom Dunkin’ Brands competes for talent

The approved peer group consists of the 14 publicly-traded companies listed below:

Brinker International	Cracker Barrel	Keurig Green Mountain	Wendy’s Co.

Bloomin’ Brands	Darden Restaurants	Panera	Yum! Brands

Cheesecake Factory	DineEquity	Restaurant Brands International

Chipotle Mexican Grill	Domino’s Pizza	Starbucks

The Committee intends to review this peer group periodically to ensure that it remains the appropriate comparable group for the Company. The peer group in 2015 remained the same as in 2014 except that,

following the merger between Burger King Worldwide and Tim Horton’s, the Compensation Committee substituted the combined entity (Restaurant Brands International) for the two previously-separate companies.

Pearl Meyer also prepared an analysis of the Company’s future equity compensation share pool requirements under the 2015 Omnibus Long-Term Incentive Plan (the “2015 Plan”). The Committee relied on this analysis in recommending the size of the proposed share pool under the 2015 Plan, which was approved by our shareholders at our 2015 annual meeting. Additionally, Pearl Meyer prepared and presented data on the long-term incentive practices of the compensation peer group and at the Compensation Committee’s request, prepared a recommendation on alternative equity incentives that the Compensation Committee might consider incorporating into the Company’s long-term equity incentive program. These alternative equity considerations were considered by the Compensation Committee when implementing our long-term equity compensation program for 2016 and adding PSUs to the types of equity awards that we grant to our executive officers.

Pearl Meyer also utilized the peer group to prepare and present an analysis of the competitiveness of the compensation program for our non-employee Directors, and made a recommendation to increase certain aspects of the compensation of the non-employee Directors in May 2015, as described above under “Compensation of Directors.”

Finally, Pearl Meyer also prepared and presented a compensation risk assessment for the Compensation Committee’s consideration.

Pearl Meyer provided no services to the Company or the Compensation Committee other than those described above. After consideration of the six independence assessment factors provided under the listing rules of NASDAQ, the Compensation Committee determined that Pearl Meyer, as advisor to the Compensation Committee during 2015, was independent and that the work performed by Pearl Meyer did not raise any conflicts of interest in 2015 that would preclude the Compensation Committee from reviewing and considering Pearl Meyer’s analyses when making compensation decisions.

Other Compensation Policies

Separation Benefits

The Compensation Committee believes that maintaining a competitive level of separation benefits is an appropriate element of a compensation program that is designed to attract and retain industry-leading talent. The Committee further believes that separation benefits should only be paid if there is an actual termination of employment. As a result, we do not have any single-trigger change in control entitlements. We also do not maintain any special change in control severance plans and do not provide any of our executive officers, including our named executive officers, with so-called “golden parachute” tax gross-ups. Each named executive officer is entitled to certain payments and benefits upon a qualifying termination, including salary continuation, pursuant to such individual’s employment agreement or offer letter. These arrangements are more fully described below under “Potential payments upon termination or change in control.”

Equity compensation

As more fully described below under “Potential payments upon termination or change in control,” our named executive officers’ stock option and other equity award agreements also provide for accelerated vesting upon a qualifying termination of employment following a change in control. The agreements (other than the new PSU award agreements and the agreement for Mr. Travis’s 2014 performance-based restricted stock award) provide that if the employment of the executive is terminated by the Company or its successor without cause or by the executive for good reason within the 18-month period following a change in control, his equity awards will vest in full upon such termination. Mr. Travis’s performance-based restricted stock agreement provides that if there is a change in control prior to the vesting date, the award will vest in full if Mr. Travis remains employed by the Company through December 31, 2018. Since these protections are meaningful only if the equity awards held by the executives are assumed in the change in control transaction, each of the awards will vest in full at the time of the transaction if they are not assumed by the acquirer in such transaction.

Employee benefits and perquisites

We provide our executive officers with access to the same health and welfare benefits we provide to all of our full-time employees, such as medical, dental, vision and disability insurance benefits. All of our full-time employees in the United States, including our named executive officers, are also eligible to participate in our 401(k) Retirement Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees, including our named executive officers, may elect to defer a portion of their salary and receive a Company match of up to 4% of salary for fiscal 2015, subject to limits set forth in the Internal Revenue Code of 1986, as amended (the “Code”). We also offer senior employees, including our named executive officers, the opportunity to participate in the Deferred Compensation Plan. The Deferred Compensation Plan allows participants to defer certain elements of their compensation with the potential to receive earnings on deferred amounts. We believe the 401(k) Plan and the Deferred Compensation Plan are important retention and recruitment tools because they help facilitate retirement savings and provide financial flexibility for our key employees, and because many of the companies with which we compete for executive talent provide similar plans to their key employees.

In 2015, the Board and shareholders approved an Employee Stock Purchase Plan (‘ESPP’) for all eligible U.S. employees, including our named executive officers. The ESPP provides participating employees with the opportunity to purchase our stock, subject to limits set forth in the Code, at a 10% discount to its price at the end of each offering period. None of our named executive officers participated in the ESPP in 2015.

We offer limited perquisites and personal benefits to our named executive officers. We provide our named executive officers with a limited number of sporting event tickets and limited use of a company automobile and pay for the cost of executive physicals and supplemental long-term disability insurance. The costs associated with all perquisites are included in the Summary Compensation Table.

Clawbacks; risk assessment

In February 2015, the Board of Directors approved an Incentive Compensation Recoupment, or “clawback” policy. This policy, which applies to incentive awards granted under cash and equity plans to any of our executive officers (“Covered Participants”) after January 1, 2015, states that in the event of a material restatement of the Company’s financial statements due to material non-compliance with financial reporting requirements under the securities laws, the Board shall review the performance-based compensation awarded or paid to Covered Participants during the three-year period preceding the date on which the Company is required to prepare the restatement. If the amount of such compensation would have been lower had the level of achievement of applicable financial performance goals been calculated based on such restated financial results, the Board may, in all appropriate cases, seek reimbursement from any Covered Participant of the amount of the excess compensation awarded or paid to such Covered Participant, net of tax. In addition, if a Covered Participant knowingly engaged in misconduct that was a material factor in the Company’s obligation to restate its financial statements, the Company will have the right to seek recoupment of the proceeds from the sale of shares issued upon exercise of stock options or upon vesting of restricted stock occurring during the 12-month period preceding the announcement by the Company of its obligation to restate its financial statements, in an amount determined appropriate by the Board under the circumstances. Administration and enforcement of the Recoupment Policy is the responsibility of the Board. The Board has sole discretion to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment and an adjustment to future incentive-based compensation payouts or grants. The remedies under this Recoupment Policy are in addition to, and not in lieu of, any legal and equitable claims the Company may have or any actions imposed by law enforcement agencies, regulators or other authorities.

In 2015, the Compensation Committee, pursuant to an independent assessment performed by Pearl Meyer, determined that the risks arising from our compensation practices are not reasonably likely to have a material adverse effect on the Company.

Emphasis on long-term ownership

Stock Ownership Guidelines. Under the executive stock ownership policy guidelines established by the Compensation Committee, our named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline (1)
Nigel Travis	6x
Paul Carbone	3x
Paul Twohig	3x
John Costello	3x
William Mitchell	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

This policy is designed to increase the named executive officers’ ownership stakes and align their interests with the interests of our shareholders. “Ownership” for purposes of this policy is defined to include stock owned directly or indirectly by the executive officer or any of such person’s immediate family members residing in the same household, shares held in trust for the benefit of the executive officer or such person’s family, shares held in our employee benefit plans, including the 401(k) Plan, and shares obtained through stock option exercise and the net in-the-money value of vested but unexercised stock options, shares of vested restricted stock and shares underlying vested restricted stock units. While there is no set period in which these ownership levels must be met, until they are met, each executive officer will be required to retain a level of shares following the vesting or exercise of equity awards granted after May 15, 2012 (the date our stock ownership guidelines were established), as follows: Mr. Travis, 100% of the net profit shares and the other executive officers, 50% of the net profit shares. “Net profit shares” are those shares that remain after deducting the exercise price, in the event of the exercise of options, and applicable withholding taxes in the event of all equity awards. As of December 31, 2015, the date of the annual measurement of ownership for purposes of this policy, Messrs. Travis and Costello had met the stock ownership guidelines set forth under the policy.

Prohibition on Hedging and/or Pledging our Common Stock. We have adopted an insider trading policy that prohibits insiders from hedging their ownership of our common stock, engaging in any derivatives trading with respect to our common stock, or pledging shares of common stock.

Tax and accounting considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for a company’s named executive officers, other than its chief financial officer, unless compensation qualifies as performance-based under such section. The Compensation Committee generally considers the potential deductibility of the compensation payable under our programs as one of the factors to be considered when establishing our executive compensation programs. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executives necessary for our success. Accordingly, the Compensation Committee may (and has), in its judgment, authorize compensation payments that do not comply with the exemptions, in whole or in part, under Section 162(m) or that may otherwise be limited as to tax deductibility.

The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. If accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Raul Alvarez, Chair

Anthony DiNovi

Sandra Horbach

Mark Nunnelly

Joseph Uva

2015 Summary Compensation Table

The following table sets forth information concerning the compensation paid to or earned by our named executive officers for fiscal years 2015, 2014 and 2013:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Nigel Travis	2015	$1,000,000	—	—	$3,341,637	$1,058,365	$20,902	$5,420,904
Chairman and Chief Executive Officer	2014	$990,385	—	$5,691,420	$2,945,316	$555,682	$22,000	$10,204,803
	2013	$932,885	—	—	$2,380,392	$950,000	$25,481	$4,288,758

Paul Carbone	2015	$455,385	—	$999,976	$799,383	$327,224	$17,994	$2,599,963
Chief Financial Officer	2014	$412,116	—	—	$800,133	$142,398	$19,059	$1,373,705
	2013	$400,000	—	—	$426,487	$253,300	$19,162	$1,098,949

Paul Twohig	2015	$600,000	—	—	$1,253,113	$432,968	$20,259	$2,306,340
President, Dunkin’ Donuts U.S. and Canada	2014	$580,769	—	—	$2,980,206	$248,068	$22,558	$3,831,601
	2013	$500,000	—	—	$753,791	$352,700	$27,343	$1,633,835

John Costello	2015	$600,000	—	—	$999,227	$396,068	$18,731	$2,014,026
President, Global Marketing and Innovation	2014	$586,539	—	$1,400,050	$1,000,171	$223,786	$17,359	$3,227,904
	2013	$530,000	—	—	$753,791	$323,717	$20,415	$1,627,922

William Mitchell	2015	$472,116	—	—	$999,227	$415,372	$15,746	$1,902,461
President, International (6)

(1)	Amounts shown in this column are not reduced to reflect the named executive officer’s elections, if any, to defer receipt of salary into either of the Deferred Compensation Plan or the 401(k) Plan.
(2)	The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of performance-based and time based stock awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to the performance-based restricted stock award granted to Mr. Travis in 2014, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associates with such award. The award was valued based on a Monte Carlo grant date fair value of $37.94 per share. The aggregate grant date fair value of this award, assuming the maximum level of performance is achieved, is $7,750,500.
(3)	The amounts shown in this column represent the dollar amounts of the aggregate grant date fair value of stock option awards determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. With respect to the options granted in 2015, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 28, 2015, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2015. With respect to options granted in 2014, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 27, 2014, included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2014. With respect to options granted in 2013, the underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the fiscal year ended December 28, 2013, included in our Annual Report on Form 10-K for the fiscal year ended December 28, 2013.
(4)	Amounts shown in this column represent the named executive officer’s bonus payouts pursuant to the Annual Plan. These payout amounts were based on the attainment of certain pre-established performance targets. Please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation—Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2015 compensation—Short-term incentive awards” above.

(5)	Amounts shown in this column consist of the following items, as applicable to each named executive officer:

Name and Principal Position	Year	Flexible Allowance and Event Tickets ($)(i)	Company- Paid Premiums for LTD Coverage ($)	Personal Use of Company Vehicle ($)(ii)	Executive Physicals ($)	401(k) Company Match Contributions ($)	Total ($)
Nigel Travis	2015	$4,060	—	$3,992	$2,250	$10,600	$20,902
Chairman and Chief Executive Officer	2014	$3,920	—	$4,980	$2,700	$10,400	$22,000
	2013	$3,400	—	$9,731	$2,150	$10,200	$25,481

Paul Carbone	2015	$2,320	$2,642	$32	$2,400	$10,600	$17,994
Chief Financial Officer	2014	$2,240	$2,642	$927	$2,850	$10,400	$19,059
	2013	$2,480	$2,422	$860	$3,200	$10,200	$19,162

Paul Twohig	2015	$2,320	$5,447	$1,892	—	$10,600	$20,259
President, Dunkin’ Donuts U.S. and Canada	2014	$2,240	$5,447	$4,471	—	$10,400	$22,558
	2013	$4,080	$4,993	$8,070	—	$10,200	$27,343

John Costello	2015	$2,320	$2,515	$596	$2,700	$10,600	$18,731
President, Global Marketing & Innovation	2014	$2,240	$2,515	$2,204	—	$10,400	$17,359
	2013	$2,080	$2,609	$3,426	$2,100	$10,200	$20,415

William Mitchell	2015	$2,320	$2,826	—	—	$10,600	$15,746
President, International

(i)	Amounts shown reflect the face value of tickets to sporting events that were provided to our named executive officers.
(ii)	Amounts shown are calculated based on the incremental costs to the Company of using a Company vehicle to transport the named executive officer from Canton, Massachusetts to Logan Airport in Boston, Massachusetts, calculated by taking into account the cost to the company of paying for a driver for these trips, based on the driver’s hourly rate, costs associated with fuel and maintenance of the vehicle related to such trips and the cost of applicable tolls, but not including any costs otherwise associated with the ownership or maintenance of the Company vehicle as these are costs that would otherwise have been incurred by the company regardless of this personal use.

(6)	Mr. Mitchell became a named executive officer in 2015 and, as a result, only information for the most recent fiscal year is included in this table.

Grants of Plan-Based Awards Table

						All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (3)	Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Awards ($)(5)
			Potential Payouts Under Non-Equity Incentive Plan
Name	Type of Award	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)
Nigel Travis	Annual Incentive		275,000	1,100,000	2,475,00
	Stock Options	2/12/2015					374,707	$47.39	3,341,637

Paul Carbone	Annual Incentive		85,024	340,096	765,217
	Stock Options	2/12/2015					93,677	$47.39	799,383
	Restricted Stock	2/12/2015				21,101			999,976

Paul Twohig	Annual Incentive		112,500	450,000	1,012,500
	Stock Options	2/12/2015					140,515	$47.39	1,253,113

John Costello	Annual Incentive		112,500	450,000	1,012,500
	Stock Options	2/12/2015					117,096	$47.39	999,227

William Mitchell	Annual Incentive		82,519	330,077	742,673
	Stock Options	2/12/2015					117,096	$47.39	999,227

(1)	These figures represent threshold, target and maximum bonus opportunities under the Annual Plan. The actual amount of the bonus earned by each named executive officer for fiscal 2015 is reported in the Summary Compensation Table. For a description of the performance targets relating to the Annual Plan, please refer to the sections titled “Compensation Discussion and Analysis—Elements of named executive officer compensation- Short-term incentive plan” and “Compensation Discussion and Analysis—Fiscal 2015 compensation—Short-term incentive awards” above.
(2)	Represents a supplemental time-based restricted stock award granted to Mr. Carbone that will vest based on his continued service with the Company, as described above. This time-based restricted stock award was granted under the Company’s 2011 Omnibus Long-Term Incentive Plan.
(3)	Represents stock options granted to our named executive officers. These stock options were granted under the Company’s 2011 Omnibus Long-Term Incentive Plan. All stock option awards in this column have a seven-year term and are subject to service-based vesting, as described above.
(4)	The exercise price of stock options is the fair market value of a share of our common stock on the date of grant. The exercise price of the stock options granted to our named executive officers was determined using the closing price of a share of our common stock on the NASDAQ Global Select Market on the date of grant.
(5)	Amounts shown in this column, with respect to stock options, reflect the fair value of the stock option awards on the date of grant determined in accordance with ASC Topic 718. These amounts do not reflect actual amounts paid to or realized by the named executive officers and exclude the effect of estimated forfeitures. The underlying valuation assumptions for option awards are further discussed in Note 14 to our consolidated financial statements for fiscal year ended December 26, 2015.

Narrative disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Each of our named executive officers is party to an employment agreement (in the case of Mr. Travis) or an offer letter (in the case of all other named executive officers) that provides for a base salary and other benefits. All of our named executive officers were eligible to participate in the Deferred Compensation Plan, the Annual Plan, and our long-term incentive plans and our benefit plans and programs for all or a portion of fiscal 2015. Each of our named executive officers’ annual incentive plan opportunity (including Mr. Travis’ pursuant to his employment agreement) is established and determined under the Annual Plan, as more fully described in “Compensation Discussion and Analysis” above.

The severance arrangements with our named executive officers and the effect of a change in control on their outstanding options are described below under “Potential payments upon termination or change of control”.

Outstanding Equity Awards at Fiscal Year-End

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date (3)	Number of Shares or Units of Stock That Have Not Vested (4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (5)($)
Nigel Travis	875,427	—	3.02	2/23/2020
	120,000	120,000	37.26	2/12/2023
	63,323	189,970	51.67	2/28/2021
	—	374,707	47.39	2/12/2022
							150,000(6)	6,354,000

Paul Carbone	12,976	—	3.02	2/23/2020
	—	3,504	7.31	3/9/2021
	75,000	25,000	33.18	6/8/2022
	—	21,500	37.26	2/12/2023
	20,263	60,791	51.67	2/28/2021
	—	93,677	47.39	2/12/2022
					21,101	893,838

Paul Twohig	—	6,569	7.31	3/9/2021
	15,000	—	25.18	12/12/2021
	38,000	38,000	37.26	2/12/2023
	30,395	91,186	51.67	2/28/2021
	—	115,000	51.67	2/28/2021
	—	140,515	47.39	2/12/2022

John Costello	—	8,757	7.31	3/09/2021
	25,000	—	25.18	12/12/2021
	—	38,000	37.26	2/12/2023
	25,329	75,989	51.67	2/28/2021
	—	117,096	47.39	2/12/2022
					27,096	1,147,787

William Mitchell	—	18,828	7.31	3/09/2021
	28,500	28,500	37.26	2/12/2023
	20,263	60,791	51.67	2/28/2021
	—	117,096	47.39	2/12/2022

(1)	Reflects stock options that vest based on service-based vesting conditions. Stock option grants made after our initial public offering in 2011 (our “IPO”) vest in annual equal installments over four years, beginning on the first anniversary of the grant date, generally subject to the named executive officer remaining continuously employed by us through the applicable vesting date. Stock option grants made on or before our IPO vest in equal annual installments over five years, beginning on the first anniversary of the grant date, subject to the named executive officer remaining continuously employed by us through the applicable vesting date.
(2)

The exercise price of stock options is equal to the fair market value of a share of our common stock on the grant date. This was $3.02 in the case of grants made on February 23, 2010 and $7.31 in the case of grants made on March 9, 2011, in each case, after adjustment in connection with the reverse stock split that occurred immediately prior to our IPO. Prior to our IPO, fair market value was determined by the Board based on a valuation provided by an independent third-party valuation firm. The exercise price for grants made subsequent to our IPO was determined using the closing price of our common stock on the NASDAQ Global Select Market on the respective date of grant.
(3)	All options granted before February 28, 2014 have a ten-year term. Options granted on or after February 28, 2014 have a seven-year term.
(4)	Mr. Carbone’s supplemental restricted stock award will vest in two equal parts on February 12, 2018 and February 12, 2019, generally subject to Mr. Carbone remaining continuously employed by us through the applicable vesting date. Mr. Costello’s supplemental restricted stock award will vest in full on July 31, 2016, generally subject to Mr. Costello remaining continuously employed by us through that date.
(5)	Amounts in this column have been calculated by multiplying the number of shares subject to the applicable award by $42.36 which was the closing price of our common stock on December 24, 2015, which was the last business day of our 2015 fiscal year.
(6)	Mr. Travis’s supplemental performance-based restricted stock award is scheduled to vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed by the Company through that date, provided that certain performance conditions are met. Mr. Travis will vest in 75,000 shares of restricted stock if the Company’s total shareholder return is equal to or greater than the median total shareholder return for the companies the comprise the S&P 500 from March 31, 2014 through the end of any calendar quarter in 2018. If the Company’s total shareholder return exceeds the median total shareholder return of the companies that comprise the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (the “hurdle rate”) over the applicable measurement period (i.e. March 31, 2014 through the applicable quarter end in 2018), Mr. Travis will vest in 150,000 shares of restricted stock. If the total shareholder return over the applicable measurement period is greater than the median by a percentage that is less than the hurdle rate, the number of shares of restricted stock that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate.

Option Exercises and Stock Vested

The table below shows information regarding the exercise of stock options by named executive officers during 2015.

	OPTION EXERCISES

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Nigel Travis	250,000	12,065,683
Paul Carbone	91,161	3,760,014
Paul Twohig	80,351	3,380,223
John Costello	117,081	3,905,331
William Mitchell	43,481	2,035,479

(1)	The dollar amounts shown this column for option awards are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related by (ii) the difference between the per-share closing price of our common stock on the date of exercise and the exercise price of the options. No stock awards held by our named executive officers vested during 2015.

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End(4)
Nigel Travis	$372,250	—	$(43,486)	—	$1,566,690
Paul Carbone	—	—	(7,683)	—	134,342
Paul Twohig	60,000	—	(4,957)	—	171,860
John Costello	—	—	—	—	—
William Mitchell	—	—	—	—	—

(1)	All amounts contributed by our named executive officers in the last fiscal year have also been reported in the Summary Compensation Table.
(2)	No Company contributions were made into this plan for fiscal 2015 on behalf of our named executive officers.
(3)	Reflects market-based earnings (losses) on amounts credited to participants under the Deferred Compensation Plan. Investment choices are available within the Deferred Compensation Plan and the Company provides credits or debits to deferred compensation accounts based on the performance of the investment choices selected.
(4)	Amounts reported in this column, excluding earnings, were previously reported in the Summary Compensation Table.

As noted above, we maintain two non-qualified deferred compensation plans—the NQDC Plan I and the NQDC Plan II, which we refer to collectively as the “Deferred Compensation Plan”. We adopted the NQDC Plan II effective as of January 1, 2015, and it replaces the NQDC Plan I with respect to deferrals made by participants after its effective date. The NQDC Plan I and the NQDC Plan II are substantially similar. The Deferred Compensation Plan is available to executives and senior management of the Company, as well as the Company’s non-employee directors. Under the Deferred Compensation Plan, our named executive officers and other eligible employees are permitted to elect to defer up to 50% of base salary and up to 100% of annual cash incentive awards each year. Although we have the discretion to provide matching credits under the plan, no matching credits were provided during fiscal 2015. All amounts credited to an employee participant’s account under the plan are notionally invested in mutual funds or other investments available in the market. We do not provide above-market or preferential earnings on deferred compensation. Amounts credited under the Deferred Compensation Plan are generally distributed in a lump sum upon a participant’s separation from service, disability or a date selected by the participant (at least three years after the year of deferral). A participant who separates from service at or after age 40 may elect to receive distributions in a lump sum or in installments and may defer commencement of distributions following separation up to age 65. We have established a rabbi trust to assist us in meeting a portion of our obligations under the Deferred Compensation Plan. We have appointed a trustee who, upon a change in control, will administer the trust, and we will fund the trust in an amount sufficient to satisfy all obligations under the plan. In addition, during the 12-month period following a change in control, we will continue to maintain the notional investment options available under the Deferred Compensation Plan including, if applicable, any fixed rate fund (using an annual interest equivalent factor equal to the highest factor in effect during the 24 months prior to the change in control). The principal difference between the NQDC Plan I and the NQDC Plan II is that the NQDC Plan II includes a provision for a “make-up” match in an amount equal to any 401(k) Plan Company matching contributions that a named executive officer is required to forego as a result of elective contributions of salary to NQDC Plan II. In order for this to occur, a participant must elect to defer enough compensation under the NQDC Plan II such that his or her compensation for purposes of the Company’s matching contributions under the 401(k) Plan falls below the applicable limit under Code section 401(a)(17). This limit in 2015 was $265,000. No named executive officer received a “make-up” match in 2015 under the NQDC Plan II.

Potential Payments upon Termination or Change in Control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment.

Employment agreement with Mr. Travis. Under Mr. Travis’ employment agreement, as amended, if his employment is terminated other than for cause or performance-based cause or if he resigns for good reason, he will be entitled to receive a lump-sum payment equal to two times the average annual base salary paid to him during the two years preceding the date his employment terminates. He will also be entitled to a pro-rated bonus for the year in which such termination occurs, determined based on actual performance. In addition, Mr. Travis will be entitled to reimbursement for health insurance premiums for participation in our medical and dental plans for eighteen months following employment termination. If his employment is terminated for performance-based cause, he will be entitled to receive a lump-sum payment equal to one times his annual base salary at the time his employment terminates. Performance-based cause is defined in Mr. Travis’ agreement generally as a failure by Mr. Travis to perform his duties to the reasonable standards set by the Board, and where this failure does not rise to the level of “cause.”

All other Named Executive Officers. Each of Messrs. Carbone, Twohig, Costello and Mitchell is entitled to certain severance benefits under his offer letter, as amended. In the event of a termination of employment without cause, each executive will receive severance in an amount equal to twelve months of base salary, payable in the same manner and at the same time as our payroll is customarily paid. In addition, if the executive makes a timely election to receive COBRA health care continuation coverage, it is our current practice to pay a portion of the executive’s monthly COBRA premium for the first three months following the date of termination in an amount equal to the premiums paid by an active employee for such coverage immediately prior to the termination date. It is also our current practice to pay the cost of six months of outplacement services for each executive, which such arrangement may be extended by us for an additional six months, in our discretion.

Each named executive officer (including Mr. Travis), upon his termination of employment, is also entitled to receive any accrued but unpaid salary and vacation.

Each named executive officer’s right to receive severance payments and benefits is conditioned upon his signing and not revoking a full release of claims in favor of the Company.

Restrictive covenants. Under the terms of their respective employment agreements or offer letters, each of Messrs. Travis, Carbone, Twohig, Costello and Mitchell has agreed to confidentiality obligations during and after employment. Under his employment agreement, Mr. Travis has agreed to non-competition and non-solicitation obligations during and for two years following employment termination. Under his letter agreement, Mr. Twohig has agreed to non-competition and non-solicitation obligations during and for two years following his employment. Each of Messrs. Carbone, Costello, and Mitchell has agreed to non-competition and non-solicitation obligations during and for twelve months following employment.

Termination of employment provisions under long-term incentive awards.

Mr. Carbone’s 2015 Supplemental Restricted Stock Award.    If Mr. Carbone’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, or (2) is terminated by Mr. Carbone for good reason, in each case, prior to the applicable vesting dates of February 12, 2018 and February 12, 2019 (and regardless of whether or not a change in control has occurred), all then unvested restricted shares subject to his supplemental restricted stock award will become vested on the applicable termination date. If Mr. Carbone’s employment terminates due to his death or is terminated by the Company due to his disability prior to the applicable vesting dates of February 12, 2018 and February 12, 2019 (and regardless of whether or not a change in control has occurred), the number of unvested restricted shares that become vested will be pro-rated based on the number of days that elapsed from February 12, 2015 until the termination date.

Mr. Travis’s 2014 Supplemental Performance-Based Restricted Stock Award.    If Mr. Travis’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, (ii) terminates due to Mr. Travis’s death or is terminated by the Company due to Mr. Travis’s disability, or (iii) is terminated by Mr. Travis for good reason, in each case, prior to March 31, 2018 (and regardless of whether or not a change in control has occurred), he will become vested in a number of restricted shares if the Company has achieved certain total shareholder return levels relative to the S&P 500 from March 31, 2014 through the termination date. Under those circumstances, Mr. Travis would only become vested in restricted shares if the Company’s total shareholder return over the measurement period is equal to or greater than the median total shareholder return of the S&P 500 over the same period, in which case he will become vested in 75,000 restricted shares. If the Company’s total shareholder return exceeds the median total shareholder return of the S&P 500 by an amount that is equal to or greater than a percentage calculated by assuming a 4% annual growth rate (with annual compounding) (as noted above, the “hurdle rate”) over the measurement period, which is the same assumed annual growth rate as determines vesting if Mr. Travis remains employed through March 31, 2018, Mr. Travis will vest in 150,000 restricted shares. If the Company’s total shareholder return over the measurement period is greater than the median total shareholder return for the S&P 500 over the same period, but exceeds the median by a percentage that is less than the hurdle rate, the number of restricted shares that vest (i.e., a number between 75,000 and 150,000) will be determined by interpolating on a straight line basis between the median and the median percentage plus the hurdle rate. In the event that Mr. Travis’s employment with us terminates due to his death or disability prior to March 31, 2018, he will become vested in a number of restricted shares determined in the same manner as described above, except that the number of shares vesting will be pro-rated to reflect the number of days that have elapsed from March 31, 2014 through the termination date.

Mr. Twohig’s 2014 Supplemental Stock Option Award.    If Mr. Twohig’s employment (i) is terminated by the Company other than for cause and other than for performance-based cause, or (ii) is terminated by Mr. Twohig for good reason, in each case, prior to December 31, 2016 (and regardless of whether or not a change in control has occurred), then his supplemental stock option award will become vested as to 50% of the total number of shares subject to the stock option on the applicable termination date. If the qualifying termination occurs between December 31, 2016 and December 31, 2017, then the stock option will become vested in full on the applicable termination date. If Mr. Twohig’s employment terminates due to his death or is terminated by the Company due to his disability prior to December 31, 2017 (and regardless of whether or not a change in control has occurred), the number of shares subject to the stock option that become vested will be pro-rated based on the number of days that elapsed from February 28, 2014 until the termination date.

Mr. Costello’s 2014 Supplemental Restricted Stock Award.    If Mr. Costello’s employment with us (i) is terminated by the Company other than for cause and other than for performance-based cause, or (2) is terminated by Mr. Costello for good reason, in each case, prior to July 31, 2016 (and regardless of whether or not a change in control has occurred), then all unvested restricted shares subject to his supplemental restricted stock award will become vested on the applicable termination date. If Mr. Costello’s employment terminates due to his death or is terminated by the Company due to his disability prior to July 31, 2016 (and regardless of whether or not a change in control has occurred), the number of unvested restricted shares that become vested will be pro-rated based on the number of days that elapsed from February 28, 2014 until the termination date.

Change in control

All outstanding stock options held by our named executive officers are subject to change in control vesting provisions, as described below.

Options Granted under the 2011 Omnibus Long-Term Incentive Plan.    All outstanding option awards held by our named executive officers that were granted under the 2011 Omnibus Long-Term Incentive Plan, including Mr. Twohig’s 2014 supplemental option award, provide that, if such options are assumed or continued in connection with a change in control and the named executive officer’s employment is terminated by the Company (or its successor) without cause or the named executive officer terminates his employment for good reason within 18 months of the change in control, such options will immediately vest in full. The award agreements also provide that if such options are not assumed or continued in connection with a change in control, they will vest in full upon the change in control.

Mr. Carbone’s 2015 Supplemental Restricted Stock Award and Mr. Costello’s 2014 Supplemental Restricted Stock Award.    Upon a change in control, if Mr. Carbone’s restricted shares are assumed or continued in connection with the change in control and Mr. Carbone’s employment is terminated by the Company (or its successor) without cause or Mr. Carbone terminates his employment for good reason within 18 months of the change in control, such restricted shares will immediately vest in full. The award agreement also provides that if such restricted shares are not assumed or continued in connection with a change in control, they will vest in full upon the change in control. The same terms apply to Mr. Costello’s 2014 Supplemental Restricted Stock Award.

Mr. Travis’s 2014 Supplemental Performance-Based Restricted Stock Award.    Upon a change in control, Mr. Travis will become eligible to vest in the full number of shares subject to his supplemental performance-based restricted stock award but will not actually vest in the restricted shares unless Mr. Travis remains continuously employed with us through the vesting date, unless the award is not assumed or continued in connection with the change in control, in which case the restricted shares will vest in full upon the change in control. If Mr. Travis’s employment is terminated after the change in control date but prior to the vesting date, the termination provisions described above will apply to the full number of shares that became eligible to vest in connection with the change in control.

Options Granted under the 2006 Equity Incentive Plan.    With respect to each option grant awarded under our 2006 Equity Incentive Plan, eligible participants are entitled to accelerated vesting, immediately upon a change in control, of 50% of their then-unvested stock options. Any remaining unvested stock options will vest on the first anniversary of the change in control (so long as the participant remains employed through that date). While the value of such acceleration is included in the tables below, all option grants awarded under our 2006 Equity Incentive Plan were fully vested as of March 2016.

As described above under “Nonqualified deferred compensation”, a change in control will have certain consequences under our Deferred Compensation Plan, including a requirement that we contribute additional amounts to the rabbi trust established to satisfy its obligations under this plan.

We do not provide tax “gross-ups” on amounts payable in connection with a change of control that are subject to an excise tax on golden parachute payments.

Summary of potential payments

The following tables summarize the payments that would have been made to our named executive officers upon the occurrence of a qualifying termination of employment or change in control, assuming that each named executive officer’s termination of employment with our company or a change in control of the Company occurred on December 24, 2015 (the last business day of our fiscal year). If a termination of employment had occurred on this date, severance payments and benefits would have been determined, for Mr. Travis, under his employment agreement in effect on such date and, for the other named executive officers, under their respective offer letters, as in effect on such date. Amounts shown do not include (i) accrued but unpaid salary or bonus and vested benefits and (ii) other benefits earned or accrued by the named executive officer during his employment that are available to all salaried employees and that do not discriminate in scope, terms or operations in favor of executive officers.

None of our named executive officers was entitled to receive any severance payments or benefits upon a voluntary termination (including retirement) or a termination due to death, disability or cause on December 24, 2015, except for earned by unpaid salary, accrued and vested benefits and benefits under any applicable insurance policies.

Termination of Mr. Travis’ Employment (1)(3)	Cash Severance (Lump-Sum)(2)	Health Benefit	Total
Voluntary Termination for Good Reason or Involuntary Termination (other than for Cause or Performance-Based Cause)	$3,048,750	$26,626	$3,075,376
Involuntary Termination (for Performance-Based Cause)	1,000,000	—	1,000,000

(1) Represents the amounts Mr. Travis would be entitled to pursuant to his employment agreement, as described above.

(2) Mr. Travis is eligible to receive a lump sum equal to two times his average annual base salary for the two calendar years preceding the termination, plus a pro-rated share of any annual bonus payment earned in the year of termination, pro-rated based on the date of termination. Since the table assumes termination on December 24, 2015, the last business day of the fiscal year, Mr. Travis would have received his full annual bonus payment. Mr. Travis’ 2014 performance-based restricted stock award becomes eligible to vest in the case of voluntary termination for good reason or involuntary termination other than for cause or performance-based cause but does not actually vest unless certain performance goals are achieved. Since those performance goals were not achieved as of December 26, 2015, no vesting would have occurred.

(3) Upon his death or disability, Mr. Travis will be entitled to compensation earned but not yet paid. In addition, a pro-rata portion of Mr. Travis’ 2014 performance-based restricted stock award based on the number of days that elapsed between February 28, 2014 and December 26, 2015 becomes eligible to vest, but does not actually vest unless certain performance goals are achieved. Since those performance goals were not achieved as of December 26, 2015, no vesting would have occurred.

Termination by the Company Other than for Cause	Cash Severance (Salary Continuation) (1)	Acceleration of Unvested Supplemental Long-Term Incentive Award (2)	Health and Dental Benefits (3)	Outplacement (4)	Total
Paul Carbone	$465,000	$893,838	$4,184	$20,000	$1,383,022
Paul Twohig	600,000	—	2,899	20,000	622,899
John Costello	600,000	1,147,787	2,899	20,000	1,770,686
William Mitchell	475,000	—	4,438	20,000	499,438

(1) Represents twelve months of base salary continuation as per employment letters for Messrs. Carbone, Twohig, Costello, and Mitchell.

(2) Mr. Carbone’s 2015 restricted stock award would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 26, 2015. The amount shown above for Mr. Carbone represents the number of his restricted shares (21,101) subject to his supplemental award, multiplied by the closing price of a share of our common stock ($42.36) on the NASDAQ Global Select Market on December 24, 2015. In the event that his employment had terminated due to his death or was terminated by the Company due to his disability on December 26, 2015, the number of shares that became vested would have been pro-rated based on the number of days that elapsed from February 12, 2015 through the termination date (i.e. 317 of 1,461 days in the vesting period), resulting in Mr. Carbone realizing acceleration value of $193,924. Half of Mr. Twohig’s 2014 supplemental option award of 115,000 stock options would have vested pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 26, 2015. In the event that his employment had terminated due to his death or was terminated by the Company due to his disability on December 26, 2015, the number of options that became vested would have been pro-rated based on the number of days that elapsed from February 28, 2014 through the termination date. Because the exercise price of Mr. Twohig’s supplemental award ($51.67) was greater than the closing price of a share of our common stock on the NASDAQ Global Select Market on December 24, 2015 ($42.36), no amount is reflected in the table above with respect to that acceleration. Mr. Costello’s 2014 restricted stock award would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 26, 2015. The amount shown above for Mr. Costello represents the number of his restricted shares (27,096) subject to his supplemental award, multiplied by the closing price of a share of our common stock ($42.36) on the NASDAQ Global Select Market on December 24, 2015. In the event that his employment had terminated due to his death or was terminated by the Company due to his disability on December 26, 2015, the number of shares that became vested would have been pro-rated based on the number of days that elapsed from February 28, 2014 through the termination date (i.e. 666 of 884 days in the vesting period), resulting in Mr. Costello realizing acceleration value of $864,695). Mr. Costello’s supplemental award of restricted stock would have vested in full pursuant to its terms if he experienced a qualifying termination of employment (as described above) on December 26, 2015.

(3) Represents the amount we would have paid under our current practice of paying for three months’ health and dental benefits for Messrs. Carbone, Twohig, Costello and Mitchell.

(4) Represents the cost to us for six months’ outplacement services, which we would have paid under our current practice. Under an arrangement with the provider of outplacement services, the Company generally does not pay an additional fee if outplacement services are continued for an additional six months following the end of the first six-month period.

Change in Control/Change in Control Followed by Qualifying Employment Termination(1)	Acceleration of Unvested Supplemental Long-Term Incentive Award (2)	Acceleration of Unvested Stock Options ($)(3)	Total
Nigel Travis	$6,354,000	$612,000	$6,966,000
Paul Carbone	$893,838	$400,558	$1,294,396
Paul Twohig	$—	$308,922	$308,922
John Costello	$1,147,787	$347,266	$1,495,053
William Mitchell	$—	$475,311	$475,311

(1) For a description and quantification of the cash severance benefits a named executive officer would receive upon a termination without cause (or for good reason with respect to Mr. Travis), whether before or after a change in control, please see the tables above.

(2)Amounts shown with respect to all supplemental long-term incentive awards assume a qualifying termination and a change in control both occur on December 26, 2015. With respect to Mr. Travis’s award, in the event a change in control occurs on or prior to December 31, 2018, to the extent the shares have not become earned and eligible to vest in whole or in part as of the date such change in control is consummated, and to the extent the shares are outstanding as of immediately prior to the change in control, upon the consummation of such a change in control the restricted shares subject to the award shall be deemed earned and shall become eligible to vest in full and shall vest on December 31, 2018, generally subject to Mr. Travis remaining continuously employed through that date. If Mr. Travis experienced a qualifying termination on the change in control date, however, he would become vested in all of the restricted shares. With respect to the awards for Messrs. Carbone, Twohig and Costello, in the event of a qualifying termination following a change in control (or if the awards were not assumed in connection with such change in control), the award would have become vested in full and they would have realized the acceleration values shown in the above table. Amounts shown in respect of supplemental long-term incentive awards have been determined by multiplying the number of shares subject to such awards by the closing price of a share of our common stock on December 24, 2015 ($42.36).

(3) For Messrs. Carbone, Twohig, Costello and Mitchell, amount includes the value of outstanding options granted prior to our IPO that would immediately vest upon a change in control. For purposes of this table, the value with respect to 50% of each unvested pre-IPO award held by Messrs. Carbone, Twohig, Costello, Mitchell is included. With respect to stock options granted following our IPO held by all named executive officers, these would only vest upon a qualifying termination in connection with a change in control (or if the awards were not assumed in connection with such change in control). The value with respect to 100% of each option granted following our IPO held by Messrs. Travis, Carbone, Twohig, Costello and Mitchell is included. Amounts shown in respect of options assume that the options are cashed out for a payment equal to the difference between the fair market value of a share of common stock ($42.36 per share), the closing price of our common stock on December 24, 2015, the last business day of our 2015 fiscal year) and the per share exercise price of the respective options.

PROPOSAL 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Discussion and Analysis beginning on page 22 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for fiscal 2015. The Board of Directors is asking shareholders to cast a non-binding, advisory vote indicating their approval of that compensation by voting FOR the following resolution:

“RESOLVED, that the shareholders of Dunkin’ Brands Group, Inc. APPROVE, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As described in detail in the Compensation Discussion and Analysis, we have a total compensation approach focused on performance-based incentive compensation that seeks to:

•	Attract and retain industry-leading talent;

•	Link compensation actually paid to achievement of our financial, operating and strategic goals;

•	Reward individual performance and contribution to our success; and

•	Enhance shareholder value by aligning the interests of our executive officers and shareholders through delivering a substantial portion of an executive officer’s compensation through equity-based awards with a long-term value horizon.

The Board is asking shareholders to support this proposal. Although the vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our shareholders as expressed in their votes. The Board and Compensation Committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.

The Board will continue to ask shareholders to cast a non-binding, advisory vote on the compensation paid to our named executive officers every year until the next shareholder vote on the frequency of such advisory vote, which is currently expected to be held no later than the 2018 Annual Meeting of Shareholders.

Your Board of Directors recommends a vote FOR Proposal 2, Advisory Vote on Named Executive Officer Compensation.

AUDIT COMMITTEE MATTERS

Audit Committee Report

We operate in accordance with a written charter adopted by the Board and reviewed annually by the Committee. We are responsible for overseeing the quality and integrity of Dunkin Brands’ accounting, auditing and financial reporting practices. In accordance with the rules of the Securities and Exchange Commission (“SEC”) and the NASDAQ Global Select Market (“NASDAQ”), the Audit Committee is composed entirely of members who are independent, as defined by the listing standards of NASDAQ and Dunkin’ Brands’ Corporate Governance Guidelines. Further, the Board has determined that one of our members (Mr. Hines) is an audit committee financial expert as defined by the rules of the SEC.

The Audit Committee met 8 times during fiscal 2015 with Dunkin’ Brands’ Chief Financial Officer, Corporate Controller and KPMG LLP (“KPMG”), Dunkin Brands’ independent registered public accounting firm, including 4 meetings held prior to the public release of Dunkin’ Brands’ quarterly earnings announcements in order to discuss the financial information contained in the announcements.

We took numerous actions to discharge our oversight responsibility with respect to the audit process. We received the written disclosures and the letter from KPMG pursuant to Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board (“PCAOB”) concerning any relationships between KPMG and Dunkin’ Brands and the potential effects of any disclosed relationships on KPMG’s independence, and discussed with KPMG its independence. We discussed with management, the internal auditors and KPMG Dunkin’ Brands’ internal control over financial reporting and the internal audit function’s organization, responsibilities, budget and staffing. We reviewed with both KPMG and our internal auditors their audit plans, audit scope and identification of audit risks.

We discussed and reviewed with KPMG communications required by the Standards of the PCAOB (United States) and, with and without management present, discussed and reviewed the results of KPMG’s examination of Dunkin’ Brands’ consolidated financial statements. We also discussed the results of the internal audit examinations with and without management present.

Audit and Other Fees

The aggregate fees that Dunkin’ Brands paid for professional services rendered by KPMG for the fiscal year ended December 26, 2015 (fiscal 2015) and the fiscal year ended December 27, 2014 (fiscal 2014) were:

	2015	2014

Audit	$1,740,012	$1,582,698

Audit Related	12,000	390,000

Tax	140,507	440,648

Total	$1,892,519	$2,413,346

•	Audit fees were for professional services rendered for the integrated audit of Dunkin’ Brands’ consolidated financial statements and effectiveness of internal control over financial reporting, reviews of interim consolidated financial statements, audits of subsidiaries for statutory or regulatory purposes and assistance with review of documents filed with the SEC with respect to fiscal 2015 and fiscal 2014.

•	Audit related fees in fiscal 2015 were for consents to incorporate by reference in registration statements Dunkin’ Brands consolidated financial statements including KPMG’s audit opinions, and fees in fiscal 2014 were for certain procedures performed by KPMG related to a debt refinancing completed in January 2015.

•	Tax fees were for services related to tax compliance and routine tax advice, including assistance with tax audits and appeals.

We pre-approve all audit services and all permitted non-audit services by KPMG, including engagement fees and terms. We have delegated the authority to take such action between meetings to the Audit Committee chair, who reports the decisions made to the full Audit Committee at its next scheduled meeting.

Our policies prohibit Dunkin’ Brands from engaging KPMG to provide any services relating to bookkeeping or other services related to accounting records or financial statements, financial information system design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing, any management function, legal services or expert services not related to the audit, broker-dealer, investment adviser, or investment banking services or human resource consulting. In addition, we evaluate whether Dunkin’ Brands’ use of KPMG for permitted non-audit services is compatible with maintaining KPMG’s independence. We concluded that KPMG’s provision of non-audit services, all of which we approved in advance, was compatible with its independence.

We reviewed the audited consolidated financial statements of Dunkin’ Brands as of December 26, 2015 and for fiscal 2015 with management and KPMG. Management has the responsibility for the preparation of Dunkin’ Brands’ consolidated financial statements, and KPMG has the responsibility for the audit of those statements.

Based on these reviews and discussions with management and KPMG, we voted that Dunkin’ Brands’ audited consolidated financial statements be included in its Annual Report on Form 10-K for fiscal 2015 for filing with the SEC. We also have selected KPMG as the independent registered public accounting firm for fiscal 2016, subject to ratification by Dunkin’ Brands’ shareholders.

Audit Committee

Michael F. Hines, Chair

Irene Chang Britt

Carl Sparks

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016. We are asking shareholders to ratify this appointment. Representatives of KPMG will attend the Annual Meeting, where they will have the opportunity to make a statement if they wish to do so and will be available to answer questions from the shareholders.

Your Board of Directors recommends a vote FOR Proposal 3, Ratification of Appointment of Independent Registered Public Accounting Firm.

VOTING REQUIREMENTS AND PROXIES

The affirmative vote of the holders of a plurality of votes properly cast by the shareholders entitled to vote at the Annual Meeting is required for the election of directors. However, our Corporate Governance Guidelines provide that in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration and action by the Nominating & Corporate Governance Committee and the Board. See “Corporate Governance – Majority Voting Guidelines” above. All other proposals require the approval by holders of a majority of votes properly cast by the shareholders entitled to vote at the Annual Meeting.

If you vote your shares by mail, telephone or Internet, your shares will be voted in accordance with your directions. If you do not indicate specific choices when you vote by mail, telephone or Internet, your shares will be voted for the election of the director nominees, to approve Proposal 2 (Advisory Vote on Named Executive Officer Compensation), and for the ratification of the appointment of the independent registered public accounting firm. The persons named as proxies will also be able to vote your shares at postponed or adjourned meetings. If any nominee should become unavailable, your shares will be voted for another nominee selected by the Board or for only the remaining nominees. Brokers are not permitted to vote your shares on any matter other than Proposal 3 (Ratification of the Independent Registered Public Accounting Firm). If your shares are held in the name of a broker or nominee and you do not instruct the broker or nominee how to vote with respect to the election of directors or the advisory vote on named executive officer compensation or if you abstain or withhold authority to vote on any matter, your shares will not be counted as having been voted on that matter, but will be counted as in attendance at the meeting for purposes of a quorum.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

A shareholder who intends to present a proposal at the 2017 Annual Meeting of Shareholders and who wishes the proposal to be included in the proxy materials for that meeting must submit the proposal in writing to us so that it is received by our Corporate Secretary no later than November 28, 2016. Written proposals may be mailed to us at Dunkin’ Brands Group, Inc., 130 Royall Street, Canton, MA 02021 Attn: Rich Emmett, Corporate Secretary. A shareholder who intends to nominate a director or present any other proposal at the 2017 Annual Meeting of Shareholders but does not wish the proposal to be included in the proxy materials for that meeting must provide written notice of the nomination or proposal to us no earlier than January 11, 2017 and no later than February 10, 2017. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Our by-laws, which are available at http://investor.dunkinbrands.com, describe the requirements for submitting proposals at the Annual Meeting. The notice must be given in the manner and must include the information and representations required by our by-laws.

OTHER MATTERS

At the time of mailing of this proxy, we do not know of any other matter that may come before the Annual Meeting and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will have discretionary authority to vote the shares represented by the proxies in accordance with their own judgment, including the authority to vote to adjourn the meeting.

We will bear the cost of solicitation of proxies. Our officers, directors and other associates may assist in soliciting proxies by mail, telephone and personal interview.

ATTENDING THE ANNUAL MEETING

The Annual Meeting will take place at the Boston Marriott Quincy, located at 1000 Marriott Drive, Quincy, MA 02169. To attend the Annual Meeting, you must demonstrate that you were a Dunkin’ Brands shareholder as of the close of business on March 17, 2016, or hold a valid proxy for the Annual Meeting from such a shareholder. If you received a Notice of Internet Availability of Proxy Materials, the Notice will serve as an admission ticket for one shareholder to attend the 2016 Annual Meeting of Shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes an admission ticket for one shareholder to attend the Annual Meeting of Shareholders. You may alternatively present a brokerage statement showing proof of your ownership of Dunkin’ Brands stock as of March 17, 2016. All shareholders must also present a valid form of government-issued picture identification in order to attend. Please allow additional time for these procedures. Free parking is available. Please enter the building through the main lobby.

DUNKIN’ BRANDS GROUP, INC 130 ROYALL STREET CANTON, MA 02021	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees

01	Raul Alvarez 02 Anthony Dinovi 03 Nigel Travis

The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2.	To approve, on an advisory basis, the compensation paid by Dunkin’ Brands to its named executive officers							☐	☐	☐

3.	To ratify the appointment of KPMG LLP as Dunkin’ Brands independent registered public accounting firm for the current fiscal year ending December 31, 2016							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

130 Royall Street

Canton, MA 02021

Annual Meeting Admission Ticket

(and meeting Information)

2016 Annual Meeting of Shareholders

10:00 a.m. (EDT), Wednesday, May 11, 2016

Boston Marriott Quincy

1000 Marriott Drive

Quincy, Massachusetts 02169

Please present this ticket and photo identification to gain admittance to this meeting.

This ticket admits only the shareholder listed on the reverse side and is not transferable.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Fiscal 2015 Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

DUNKIN’ BRANDS GROUP, INC Annual Meeting of Shareholders May 11, 2016 10:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Card hereby appoint(s) NIGEL TRAVIS, PAUL CARBONE and RICHARD EMMETT, or any of them, each with full power of substitution, as proxies, to vote at the Annual Meeting of Shareholders of Dunkin’ Brands Group, Inc. (the “Company”) to be held at the Boston Marriott Quincy, 1000 Marriott Drive, Quincy, Massachusetts 02169 on Wednesday, May 11, 2016 at 10:00 a.m., and any adjournment or postponement thereof, all the shares of Common Stock of the Company which the shareholder(s) could vote, if present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote as specified on the reverse.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSAL 2 AND FOR PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR POSTPONEMENT.

The Board of Directors recommends a vote FOR the Election of all Director nominees and FOR Proposals 2 and 3.

Continued and to be signed on reverse side